Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

AGRIFY CORPORATION,

LS HOLDINGS CORP.,

LAB SOCIETY NEWCO, LLC,

MICHAEL S. MAIBACH JR., as Owner Representative

and

THE OWNERS NAMED HEREIN

dated as of

February 1, 2022

i

ii

Exhibits

Exhibit A – Owners and Pro Rata Portions

Exhibit B – Working Capital Calculation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 1, 2022, is entered into by and among (i) Agrify Corporation, a Nevada corporation (“Buyer”); (ii) LS Holdings Corp., a Colorado corporation (the “Company”); (iii) Lab Society NewCo, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”); (iv) each of the shareholders of the Company, as identified on Exhibit A attached hereto (each an “Owner” and collectively, the “Owners”); and (v) Michael S. Maibach Jr., solely in his capacity as the Owner Representative hereunder (the “Owner Representative”). Buyer, the Company, Merger Sub and the Owners are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, as of the date hereof, the Owners own all of the issued and outstanding Equity Securities of the Company (the “Company Shares”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Parties intend that the Company be merged (the “Merger”) with and into Merger Sub;

WHEREAS, the board of directors of the Company has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of the Company and the Shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) recommended adoption of this Agreement by the Shareholders;

WHEREAS, the respective boards of directors (or other applicable governing authority) of the Company, Buyer and Merger Sub have approved this Agreement, the Transaction Documents (as defined below) and the consummation of the transactions contemplated hereby and thereby; and

WHEREAS, the Parties intend and agree to report that for federal income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I

Definitions

“2022 Earn-Out Consideration” has the meaning set forth in Section 2.5(a).

“2023 Earn-Out Consideration” has the meaning set forth in Section 2.5(a).

“Accounting Principles” means the Company Group’s historical accounting principles, as consistently applied with the Latest Annual Financial Statements. Except as set forth on Section 1.1(a) of the Disclosure Schedule, the Accounting Principles are consistent, in all material respects, with GAAP.

“Accounts Receivable” means, with respect to the Company Group, all accounts receivable, including all trade accounts receivable, notes receivable from customers, and vendor credits.

“Acts” means, collectively, the Colorado Business Corporations Act, as amended, and the Colorado Corporations and Associations Act, as amended.

“Action” means any claim, action, cause of action, suit, charge, complaint, arbitration, or inquiry, any audit, any formal notice of violation of any Law, or any proceeding, litigation, citation, summons, subpoena, inspection, compliance review, or investigation (each of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity).

“Actual Cash” has the meaning set forth in Section 2.7(a).

“Actual Indebtedness” has the meaning set forth in Section 2.7(a).

“Actual Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Actual Working Capital” has the meaning set forth in Section 2.7(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or the power to elect more than one-half of the directors, partners or other individuals exercising similar authority with respect to such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under income Tax Law) of which any member of the Company Group is or has been a member.

“Aggregate True-Up Payment” has the meaning set forth in Section 2.7(e).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.10(b)(i).

“Authorized Action” has the meaning set forth in Section 9.15(c).

“Basket” has the meaning set forth in Section 8.2(c).

“Benefit Plan” means: (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA, each determined without regard to whether such plan is subject to ERISA; and (b) any other plan, fund, policy, program, agreement, Contract, arrangement or scheme, qualified or nonqualified, that involves any pension, retirement, thrift, saving, profit sharing, welfare, wellness, medical, voluntary employees’ beneficiary association or related trust, disability, group insurance, life insurance, employment (including offer letters), severance pay, compensation, deferred compensation, flexible benefit, excess or supplemental benefit, vacation, summer hours, equity or equity-related, stock option, phantom equity, stock or equity appreciation, supplemental unemployment, layoff, “golden parachute”, retention, change in control, transaction, fringe benefit or incentives, or any other benefit or compensation, in each case which pertains to any current or former employee officer, director or service provider of any member of the Company Group: (a) to which any member of the Company Group or any ERISA Affiliate is a party or sponsoring, participating or contributing employer; or (b) with respect to which any member of the Company Group may otherwise have any Liability, whether direct or indirect (including any such plan or arrangement formerly maintained by or participated in or contributed to by any member of the Company Group or any current or former ERISA Affiliate).

“Business” means the business of the Company Group as conducted and proposed to be conducted as of the Closing Date, including, but not limited to, the business of the sale of equipment related to cannabis and hemp extraction and processing, including, without limitation, distillation processing, solventless processing, packaging, freezing equipment, glassware, evaporators, vacuum ovens, pumps and filtration equipment, and facility and laboratory design, training and consulting services.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the Commonwealth of Massachusetts are required or authorized by Law to be closed.

“Business Systems” means all computers, computer systems, servers, hardware, Software, middleware, websites, networks, routers, hubs, switches, data- and tele-communication equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes, in each case relied on, owned, licensed or leased by any member of the Company Group in connection with the current conduct of the Business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer Shares” means the Closing Buyer Shares, Holdback Buyer Shares and Earn-Out Buyer Shares, collectively.

“Calculation Time” means 11:59 p.m. Eastern Time on the day immediately preceding the Closing Date.

“Cap” has the meaning set forth in Section 8.2(c)(ii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub.L. 116-136), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof as well as any administrative or other guidance published with respect thereto by any Governmental Authority.

“Cash” means (i) the aggregate cash and cash equivalents of the Company Group (including bank account balances and marketable securities), plus (ii) undeposited checks that have not yet cleared, drafts and wires in transit to the Company Group, less (iii) the sum of (A) uncashed checks, outstanding drafts or wire payments from the Company Group and (B) any cash of the Company Group which is not freely usable by the Company Group because it is subject to restrictions, limitations on use or distribution by Law or contract, including without limitation, security deposits, restrictions on dividends or any other similar form of restriction, in each case calculated in accordance with GAAP.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in the Section 2.3.

“Closing Estimated Statement” has the meaning set forth in Section 2.4(a).

“Closing Buyer Shares” means 297,929 shares of Buyer Common Stock.

“Closing Cash Amount” means $4,000,000.00.

“Closing Cash Payment” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company’s Knowledge” means the knowledge of the Key Owners, after due inquiry into the applicable matter.

“Company Group” means, collectively, the Company and each of the Subsidiaries.

“Company Services and Products” means all service offerings, products, technology or Software that have been, in the past three (3) years, are currently, or that are currently budgeted to be created, developed, marketed, sold, licensed, distributed, supported, or otherwise commercialized by any member of the Company Group.

“Confidential Information” means any non-public, confidential or proprietary information relating to Buyer and the Company Group (including the Trade Secrets) regardless of the form in which such information is communicated or maintained.

“Company Shares” has the meaning set forth in the Recitals.

“Contaminants” has the meaning set forth in Section 3.15(c).

“Contract” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, in each case, whether written or oral.

“Copyrights” means all works of authorship in any medium of expression and all copyrightable works, whether or not published and whether or not copyrightable, all copyrights (whether registered, unregistered or arising by Law), database and design rights, mask work rights and moral rights, all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the CARES Act and FFCRA.

“Current Assets” means Accounts Receivable, inventory and prepaid expenses, but excluding (a) Cash, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) deferred Tax assets and (d) receivables from any of the Company Group’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Company Group’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, (b) deferred Tax liabilities, (c) Transaction Expenses, and (d) Indebtedness of the Company Group, determined in accordance with GAAP.

“Customization” has the meaning set forth in Section 3.14(e).

“Direct Claim” has the meaning set forth in Section 8.3(c).

“Disclosure Schedule” has the meaning set forth in the preamble of Article III.

“Dispute Notice” has the meaning set forth in Section 2.7(a).

“Dispute Period” has the meaning set forth in Section 2.7(a).

“Domain Names” means all (i) Internet domain names (and underlying registrations), whether or not Trademarks, including those registered in any top level domain by any authorized private registrar or Governmental Authority, (ii) websites, web addresses, web pages and related content, (iii) accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto whether or not it comprises Copyrights, and (iv) URLs of any member of the Company Group.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Earn-Out Buyer Shares” has the meaning set forth in Section 2.5(d).

“Earn-Out Consideration” has the meaning set forth in Section 2.5.

“Earn-Out Report” has the meaning set forth in Section 2.5(e).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Eligible Net Revenues” means, with respect to any period, aggregate revenue of the Company Group during such period derived from the sale of (A) the products offered by Company Group prior to the Closing as listed on Section 1.1(b) of the Disclosure Schedule, (B) any new distillation or solvent recovery product developed by the Company following Closing, and (C) any new product developed by the Company following Closing that is derived primarily from the products listed on listed on Section 1.1(b) of the Disclosure Schedule, in each case determined using GAAP consistently applied, less (without duplication) (i) discounts, contingent payments, allowances, rebates, returns, refunds and/or credits relating to or originating from sales during such period, and (ii) any bad debt write-offs of the Company Group relating to or originating from Eligible Net Revenues, net of bad debt reserves, in each case as reasonably determined in good faith by Buyer.

“Employees” means those individuals employed by any member of the Company Group.

“Employment Agreements” has the meaning set forth in Section 2.6(a)(vii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), mechanic’s or materialman’s lien, exclusive license, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, right of first offer, preemptive right or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Securities” means any: (a) stock, shares, units, membership interests, partnership interests or other equity securities or capital interests; (b) warrants, options or other rights to purchase, or otherwise acquire securities described in clause (a) of this definition; (c) equity appreciation rights or units, phantom equity rights, profit participation rights, profits interests or similar rights; and (d) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into securities described in clauses (a), (b) or (c) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

“ERISA Affiliate” means any trade or business that, together with any member of the Company Group, is or was at any relevant time considered to be a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Cash” has the meaning set forth in Section 2.4(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning set forth in Section 3.10(b).

“FFCRA” means the Families First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“Financial Arbitrator” has the meaning set forth in Section 2.7(c).

“Financial Statements” has the meaning set forth in Section 3.6.

“Foreign Competition Laws” means any antitrust, competition or trade regulatory Laws of a Governmental Authority of a jurisdiction outside of the United States.

“Fraud” means actual and intentional fraud with respect to the making of representations and warranties herein that constitutes common law fraud under applicable Laws of the Commonwealth of Massachusetts.

“Fraud Carveout” has the meaning set forth in Section 8.2(c)(i).

“Fundamental Representations” means the representations and warranties set out in Section 3.1 (Organization and Qualification of the Company), Section 3.2 (Authority of the Company), Section 3.5 (Capitalization; Subsidiaries), Section 3.11 (Taxes), Section 3.14 (Intellectual Property) to the extent such representation relates to Trademarks, Section 3.26 (Brokers), Article IV, Section 5.1 (Organization and Authority), Section 5.2 (Authority of Buyer) and Section 5.4 (Brokers).

“Fully Diluted Company Share Count” means the aggregate number of Company Shares issued and outstanding at the Closing.

“Funds Flow” has the meaning set forth in Section 2.4(b)

“GAAP” means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

“Governmental Authority” means any federal, state, local or foreign government, governing body, regulatory or administrative authority or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or court or tribunal of competent jurisdiction or arbitral body (public or private).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Holdback Buyer Shares” means 127,682 shares of Buyer Common Stock.

“Holdback Release Date” has the meaning set forth in Section 2.1.

“Incidental Inbound Licenses” means any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the Ordinary Course of Business that is not material to the Business and that provides the applicable member of the Company Group no more than a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any member of Company Group to identify another Person as a customer, vendor, supplier or partner of such member of the Company Group, if such Contract is an Intellectual Property License solely due to such authorization; (c) Off-the-Shelf Software Licenses; and (d) Open Source Licenses.

“Incidental Outbound License” means any (a) non-disclosure/confidentiality agreement entered into in the Ordinary Course of Business that is not material to the Business whereby the applicable member of the Company Group provides another Person no more than a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes another Person on a non-exclusive basis to identify any member of the Company Group as a customer, vendor, supplier or partner of such Person, if such Contract is an Intellectual Property License solely due to such authorization; (c) Contract with a vendor, contractor or another Person granting such Person the limited, non-exclusive right to use Intellectual Property Assets solely to enable such Person to provide products or services to any member of the Company Group; and (d) Contract with a customer or end-user that provides for the non-exclusive use of any Intellectual Property Assets granted in the Ordinary Course of Business for the use of Company Services and Products.

“Indebtedness” of any Person means any and all of the following (without duplication): (a) all outstanding obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets including but not limited to unpaid origination fee, extension fees, and prepayment fees in relation to the borrowed money; (b) all Liabilities secured by any Encumbrance (other than a Permitted Encumbrance) upon property or assets owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such Liabilities; (c) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, regardless of whether the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; (d) all lease obligations as lessee under any lease or similar arrangement recorded, or required in accordance with GAAP to be recorded, as a capital or finance lease in the Financial Statements, provided that the equipment leases and real property leases listed in Schedule 1.1(c) of the Disclosure Schedule, none of which relates to assets that are included in the calculation of Current Assets, shall not constitute Indebtedness; (e) all Liabilities of such Person in regard to guaranties or sureties by others of such Person’s Liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, surety or guaranty or indebtedness evidenced by any note, debenture or other debt instrument or debt security; (f) all Liabilities for underfunded employee pension benefit plans and similar obligations, including any unfunded employee 401(k) matching contributions; (g) all unpaid Liabilities for severance payments to the extent not included as Transaction Expenses (and any payroll Taxes payable in connection therewith); (h) all Liabilities for earn out (or similar deferred purchase price) obligations, whether or not such obligations are currently due and payable, including seller notes, post-closing true-up obligations and other similar payments, in each case, calculated as the maximum payable under or pursuant to such obligation; (i) all declared and unpaid dividends; (j) all Liabilities arising out of, or in respect of all interest rate swap agreements, foreign currency exchange agreements or other hedging agreements or arrangements; (k) all Liabilities arising out of, or in respect of all deferred Taxes with respect to any Pre-Closing Tax Period, including any payroll Taxes, under the CARES Act; (l) all Liabilities arising out of, or in respect of all deferred rent; (m) all Liabilities arising out of, or in respect of, factoring arrangements, (n) all Liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing (assuming full payment of such liabilities as of the applicable measurement time), (o) all accrued and unused bonuses, commissions, or severance, and any other bonuses and commissions that relate to the period prior to the Closing, irrespective of whether accrued, and in each case the employer Taxes related thereto (including any payroll or other employment Taxes deferred under Section 2302 of the CARES Act); (p) all Liabilities for amounts payable by any member of the Company Group pursuant to any settlement agreement, conciliation or similar arrangement existing at the time of Closing; or (q) any receivables factoring facilities or arrangements; provided that, Indebtedness will not include, or be deemed not to include, those Liabilities of the Company Group that are included in Working Capital or treated as Transaction Expenses to the extent included in the calculation of the Closing Cash Payment and any adjustments thereto.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Initial Purchase Price” shall have the meaning set forth in Section 2.1.

“Insurance Policies” has the meaning set forth in Section 3.22.

“Intellectual Property” means all (i) intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however, arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, and (ii) all (a) Trademarks; (b) Domain Names; (c) Copyrights; (d) Trade Secrets; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, certificates of invention, petty patents, pending patent applications and provisional applications and all issuances, divisionals, continuations, continuations-in-part, substitutions, reissues, extensions, reexaminations, restorations and renewals of such patents and applications and any other Governmental Authority issued indicia of invention ownership; (f) rights of publicity; (g) Software and all rights and licenses thereto; and (h) all other intellectual or industrial property and proprietary rights; and (i) registrations and applications for registrations of the foregoing clauses (a)-(g); and (i) actions and rights to sue at law or in equity for past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Intellectual Property Assets” means all Intellectual Property that is (i) owned or purported to be owned by any member of the Company Group (“Owned IP”), or (ii) owned by another Person and used in or necessary for the conduct of the Business.

“Intellectual Property Licenses” means (i) all licenses, sublicenses consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral and that remain in effect, relating to any Intellectual Property Asset, and (ii) other Contracts that remain in effect to which any member of the Company Group is a party, beneficiary, or bound (a) affecting any member of the Company Group’s ability to own, enforce, use, license or disclose any Intellectual Property Asset or (b) providing for the development of any Intellectual Property by any member of the Company Group, but in the case of each of (i) and (ii), excluding any Incidental Outbound Licenses, Incidental Inbound Licenses or Standard Employee Invention Agreements.

“Intellectual Property Registration” means any Owned IP that is currently registered with any Governmental Authority or authorized private registrar in any jurisdiction, or the subject of a pending application for registration, including registered Trademarks, Domain Names and Copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Key Owners” means Michael S. Maibach Jr., Randy S. Tomlinson and Patrick King.

“Labor Agreement” has the meaning set forth in Section 3.20(c).

“Latest Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Latest Balance Sheet” means the balance sheet of the Company Group as of December 31, 2021 included as part of the Latest Annual Financial Statements.

“Latest Balance Sheet Date” means December 31, 2021.

“Law” means any statute, law, act, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, injunction, ruling, award, decree, writ, or other requirement or rule of law of any Governmental Authority.

“Lease” and “Leases” has the meaning set forth in Section 3.17(b).

“Leased Real Property” has the meaning set forth in Section 3.17(b).

“Leasehold Improvements” means all buildings, structures, improvements and fixtures, building systems and equipment, and all components thereof, located on any Leased Real Property which are owned or leased by any member of Company Group, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property

“Liabilities” means liabilities, obligations, debts, Taxes, costs, expenses or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, due or to become due or otherwise, including any liabilities, contributions obligations, debts, Taxes, costs, expenses or commitments of any nature whatsoever relating to any Benefit Plans, for the period ending on the Closing Date.

“Losses” means all charges, complaints, actions, suits, proceedings, hearings, investigations, demands, costs of defense, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, losses, expenses and fees (including all reasonable attorneys’ fees and court costs); provided, however, that “Losses” shall not include, and an Indemnified Party shall not be entitled to seek or recover from any Indemnifying Party under any theory of Liability, any punitive or special damages except to the extent such punitive or special damages are payable to a third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected, individually or in the aggregate, to have (a) a material adverse effect on the Business, assets, financial condition or results of operations of the Company Group, taken as a whole, or (b) prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, that, for purposes of clause (a) of the foregoing, any events, occurrences, facts, conditions or changes resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic, political, regulatory, financial or capital markets conditions generally or in the industries in which the Company Group operates, including to the extent resulting from, arising out of or relating to any epidemic, pandemic or disease outbreak (including the COVID-19 virus); (ii) any acts of war, sabotage or terrorist activities; (iii) effects of weather or meteorological events; (iv) any change of Law, accounting standards or regulatory policy after the date of this Agreement; (v) any actions required or permitted to be taken or omitted pursuant to this Agreement or the other transaction documents contemplated hereby; (vi) any failure by the Company Group to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure); or (vii) the announcement, pendency or consummation of the transactions contemplated hereby, except with respect to clauses (i), (ii), (iii) or (iv) above, if any such event, occurrence, fact, condition or change materially and disproportionately affects the Company Group, taken as a whole, relative to other similar participants in the industries in which the Company Group participates.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Customer” has the meaning set forth in Section 3.18(a).

“Material Supplier” has the meaning set forth in Section 3.18(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Non-Accredited Investors” means the Members set forth on Section 1.1(d) of the Disclosure Schedule.

“Off-the-Shelf Software Licenses” means non-exclusive licenses granted to any member of the Company Group in respect of commercially available, unmodified, off-the-shelf third-party Software.

“Open Source License” means any license (a) meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License, or (b) that requires, or that includes as a condition of use or other grant of rights, that any materials, software or other technology incorporated into, derived from, used with, or distributed with such materials: (i) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow Company Services and Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law) or (iv) be redistributable at no license fee (each of (i) through (iv), “Copyleft Licenses”). Open Source Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, the Server Side Public License, and all Creative Commons “share alike” licenses.

“Open Source Materials” means any software or other technology subject to an Open Source License.

“Ordinary Course of Business” means, in respect of a Person, the ordinary course of business of such Person, consistent with past customs and practices (including as to frequency and amount).

“Organizational Documents” means: (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, each charter, certificate of formation, partnership agreement, joint venture agreement, operating agreement and similar document, adopted or filed in connection with the creation, formation or organization of such entity; and (c) any amendment to any of the foregoing.

“Owner Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Owner Representative” has the meaning set forth in the Preamble.

“Owners” has the meaning set forth in the Preamble.

“Owners Tax Contest” has the meaning set forth in Section 7.4(b).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payoff Letters” means payoff letters executed by each holder of Indebtedness of the Company Group which sets forth: (a) the amount required to repay in full all the Indebtedness owed to such holder at the Closing; (b) the wire transfer instructions for the repayment of such Indebtedness to such holder; and (c) a release of all Encumbrances held by such holder on the assets of the Company Group otherwise arising with respect to such Indebtedness.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65 and IRS Notice 2021-11).

“Per Share Value” means $9.3983.

“Periodic Taxes” means property and similar ad valorem Taxes imposed on a periodic basis with respect to the assets of the Company Group; provided, however, that Periodic Taxes shall not include any Taxes based on income, payroll or receipts, or imposed in connection with the sale or other transfer of property, including for the avoidance of doubt, Transfer Taxes.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory liens for Taxes not yet due for which adequate reserves with respect thereto are maintained on the books of the Company Group; (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen for sums not yet due incurred in the Ordinary Course of Business and for which adequate reserves with respect thereto are maintained on the books of the Company Group; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) other than with respect to Owned IP, imperfections or irregularities of title that do not and would not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby; (e) non-exclusive licenses to Intellectual Property Assets granted by any member of the Company Group in the Ordinary Course of Business, or (f) Encumbrances created by Buyer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, bank, trust, association or other entity, whether or not legal entities.

“Personal Data” means data that identifies, is relating to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular identified or identifiable natural person, household, or device, including any payment card information, taxpayer identification or social security number, educational records, or other identifying, behavioral or sensitive information which would be reasonably expected to be kept confidential or subject to restricted use, including any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, or “personal information” protected under any relevant data privacy or data security Law and any personal information subject to privacy or security requirements under any written agreement between any member of the Company Group and any third party.

“Personal Data Requirements” has the meaning set forth in Section 3.21.

“Post-Closing Statement” has the meaning set forth in Section 2.7(a).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the close of business on the Closing Date.

“Pre-Closing Taxes” means, without duplication: (a) any and all Taxes of or imposed on any member of the Company Group for any and all Pre-Closing Tax Periods (determined for any Straddle Period, in accordance with Section 7.2), including (1) all liabilities for Taxes under Code Sections 951, 951A, or 965 (including any installments of Tax payable with respect to any election under Code Section 965(h) (or any applicable guidance issued with respect thereto)) and (2) any payroll Taxes deferred under the CARES Act or the Payroll Tax Executive Order; (b) any and all Taxes of any other Person imposed on the Company Group or any member of the Company Group as a member of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which such member of the Company Group (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law); (c) any and all Taxes of or imposed on any member of the Company Group, including Taxes of any member of the Company Group imposed on Buyer or any of its affiliates, as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date; (d) any and all Transfer Taxes required to be paid by the Company pursuant to Section 7.5; (e) any and all withholding Taxes required to be deducted and withheld with respect to payments made by Buyer to the Owners (or by the Company to the Owners) pursuant to applicable Tax laws in connection with the transactions contemplated pursuant to this Agreement (to the extent such Taxes are not actually withheld but excluding any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority as a result of the failure to withhold); and (f) any and all amounts required to be paid by any member of the Company Group pursuant to any Tax Sharing Agreement (that such member of the Company Group was a party to on the Closing Date), except that Pre-Closing Taxes shall not include any Taxes that are specifically included in the calculations of Actual Working Capital, Transaction Expenses, or Actual Indebtedness (each as finally determined hereunder). Notwithstanding the foregoing, Pre-Closing Taxes will not include Taxes of or imposed on any member of the Company Group attributable to transactions that are not contemplated by this agreement and that occur (or are deemed to occur) after the Closing outside the Ordinary Course of Business on the Closing Date.

“Pro Rata Portion” means, as to each Owner, the percentage set forth next to such Person’s name on Exhibit A obtained by dividing: (a) the sum (without duplication) of the aggregate number of Company Shares owned by such Owner as of the Closing, by (b) the Fully Diluted Company Share Count. For the avoidance of doubt, the aggregate Pro Rata Portion of all Owners shall at all times equal one hundred percent (100%).

“Proceeds Excess” has the meaning set forth in Section 2.7(d)(i).

“Process” (or “Processing” or “Processed”) means any (i) operation or set of operations which is performed on data or information, or on sets thereof, or (ii) access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, enhancement, aggregation, destruction, security or disposal of any data (including Personal Data) or information or collections thereof, or set thereof, or any Business System.

“Purchase Price” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(a).

“Real Property” means all rights and interests in or to real property, including fee estates, leaseholds, subleaseholds, easements and licenses, together with all buildings, structures, facilities and other improvements located thereon.

“Related Parties” has the meaning set forth in Section 6.2.

“Released Claims” has the meaning set forth in Section 6.2.

“Released Persons” has the meaning set forth in Section 6.2.

“Resolution Period” has the meaning set forth in Section 2.7(c).

“Restricted Period” has the meaning set forth in Section 6.3(b).

“Sanctioned Country” means a country or territory which is currently or has in the last five years been itself the subject of or target of any Sanctions and Export Control Laws.

“Sanctioned Person” means a Person (i) listed on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority, (ii) greater than 50% owned or controlled by one or more Persons described in clause (i) above, or (iii) located, organized, or resident in a Sanctioned Country.

“Sanctions and Export Control Laws” means any Law in any part of the world related to (i) export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom, or (iii) import controls, including those administered by the U.S. Customs and Border Protection.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means an actual or suspected cyber or security incident that could have an adverse effect on a system (including Business Systems) or any Personal Data (including any Personal Data Processed, stored, or transmitted thereby or contained therein), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of, or the actual or alleged loss or unauthorized use, acquisition, or access, or other processing, or impairment of access to, a Business System or any Personal Data. A Security Incident includes incidents of security breaches or intrusions, or denial of service, or any unauthorized Processing of any Business Systems or Personal Data, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Software” means any (i) computer program or software (including any software implementations of algorithms, applications, utilities, development tools, embedded systems, models and methodologies, whether in Source Code or object code or executable code), (ii) any computer database and computer compilation (including any data and collections of data, whether machine readable or otherwise), and (iii) all documentation and work product related to, or used to design, plan, organize or develop, any of the foregoing.

“Source Code” means computer software and code, in a form other than object code form, including related documentation and programmer comments and annotations, which may be printed out or displayed in human readable form or otherwise (including (i) such statements in batch or scripting languages, (ii) hardware definition languages such as VHDL and (iii) firmware code).

“Standard Employee Invention Agreements” means all Contracts pursuant to which current Employees and former employees of each member of the Company Group (i) assigned to the applicable member of the Company Group any ownership interest and right they may have had in the Owned IP or Intellectual Property Registrations, and (ii) covenanted not to disclose, and to otherwise maintain the confidentiality of, the Confidential Information of the applicable member of the Company Group.

“Statement of Merger” has the meaning set forth in Section 2.1(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiaries” has the meaning set forth in Section 3.5(b)

“Tax” or “Taxes” means: all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income and net income (including all income taxes), gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) liability in respect of any items described in clause (a) and/or (b) which are payable by reason of Contract (including any Tax Sharing Agreement, but excluding any customary commercial agreement, such as a lease, the principal purpose of which does not relate to Taxes), assumption, transferee, successor or similar liability (including bulk sales and similar liability), or operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).

“Tax Claim Notice” has the meaning set forth in Section 7.4(a).

“Tax Contest” has the meaning set forth in Section 7.4(a).

“Tax Return” means any return, declaration, form, report, claim, informational return or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, or joint venture agreement or other document) or any Contract relating or attributable to Taxes with any Taxing Authority, but excluding any customary commercial agreement, such as a lease, the principal purpose of which does not relate to Taxes).

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Territory” means all countries worldwide.

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Trade Controls” has the meaning set forth in Section 3.10(b)(ii).

“Trade Secrets” means information and materials not generally known to the public, including a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, in each case, only to the extent any of the foregoing derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

“Trademarks” means all trademarks, service marks, trade names, brand names, logos, trade dress, design rights, vanity telephone numbers, and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing, whether registered, unregistered or arising by Law, and all registrations and applications for registration of the foregoing, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications.

“Transaction Documents” means this Agreement, the Employment Agreements and all of the other agreements, certificates, instruments and other documents to be executed and delivered by the Company, Merger Sub, the Owner Representative, the Buyer or the Owners in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means (without duplication), in each case to the extent outstanding as of immediately prior to the Closing: (i) all fees, costs and expenses, incurred by or on behalf of any member of the Company Group in connection with the process of selling the Company Shares or otherwise relating to the negotiation, preparation or execution of this Agreement, the Transaction Documents or any other documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby including all investment banking, legal, accounting and other advisor or service provider fees, costs and expenses in connection therewith; (ii) Liabilities to any current or former officer, director, manager, employee, member or Affiliate of any member of the Company Group as a result of or in connection with the consummation of the transactions contemplated hereby (whether or not such Liability is immediately due and payable upon consummation of the transactions contemplated hereby), including retention payments, change of control payments, severance payments and transaction bonus payments (but, for the avoidance of doubt, excluding any payments expressly contemplated hereunder); (iii) the employer portion of any employment or payroll Taxes related to any of the foregoing payments or any other payments contemplated by this Agreement, and any amounts payable to offset or gross-up any excise or income Taxes attributable thereto, and in each case, determined as if no deferral (if any) of such Taxes has occurred as permitted by the CARES Act; and (iv) all Transfer Taxes. Notwithstanding the foregoing, Transaction Expenses shall not include any items included in the calculation of Working Capital or as a Liability in Indebtedness.

“Transaction Invoices” means collectively, an invoice issued by each creditor of Transaction Expenses that is a service provider to be paid at the Closing and a calculation by the Owners of all Transfer Taxes (if any) arising from the transactions contemplated by this Agreement, in each case which sets forth: (a) the amount required to pay in full all Transaction Expenses or Transfer Taxes owed to such creditor or Governmental Authority on the Closing Date; and (b) the wire transfer instructions for the payment of such Transaction Expenses or Transfer Taxes to such creditor or Governmental Authority.

“Transfer Taxes” has the meaning set forth in Section 7.5.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“True-Up Payment” has the meaning set forth in Section 2.7(e).

“WARN Act” has the meaning set forth in Section 3.20(e).

“Working Capital” means, as of a specific time, a Dollar amount representing, without duplication, (a) Current Assets of the Company Group, less (b) Current Liabilities of the Company Group, all as determined in accordance with GAAP. Exhibit B sets forth an example of, and method for, the calculation of Working Capital based on the Accounting Principles of the Company Group.

“Working Capital Target” means $905,000

Article II

MERGER

Section 2.1 The Merger.

(a) Merger. Subject to the terms and conditions set forth herein, in accordance with the Acts: (i) the Company will merge with and into Merger Sub, and (ii) the separate corporate existence of the Company will cease, and Merger Sub will continue its limited liability company existence under the Acts as the surviving entity in the Merger (sometimes referred to herein as the “Surviving Company”).

(b)  Effective Time. Subject to the terms and conditions set forth herein, at the Closing, the Company, Buyer and Merger Sub shall cause a statement of merger (the “Statement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the Acts and shall make all other filings or recordings required under the Acts. The Merger shall become effective at such time as the Statement of Merger has been duly filed with the Secretary of State of the State of Colorado or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Statement of Merger in accordance with the Acts (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Acts. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company. For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

(d) Articles of Organization; Operating Agreement. At the Effective Time, (a) the articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

(e) Managers and Officers. The managers and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the operating agreement of the Surviving Company.

(f) Effect of the Merger on Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Equity Securities of the Company, (i) all issued and outstanding Company Shares immediately prior to the Effective Time shall automatically be converted into the right to receive the Closing Buyer Shares on the Closing Date and, to the extent issuable pursuant to Section 2.7, the Earn-Out Buyer Shares, at the respective times and subject to the contingencies specified herein (collectively, the “Merger Consideration”), and (ii) all issued and outstanding membership interests in Merger Sub issued and outstanding prior to the Effective Time shall continue to constitute a membership interests in the Surviving Company, and such membership interests shall be the only membership interests in the Surviving Company that are issued and outstanding immediately after the Effective Time. At the Effective Time, all Company Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

(g) No Further Ownership Rights in Company Shares. All of the Purchase Price paid in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Shares.

Section 2.2 Purchase Price. Subject to the provisions of this Agreement, the aggregate consideration for the Company Shares shall consist of (i) the Closing Cash Amount, subject to adjustment pursuant to Section 2.4 and Section 2.7, (ii) the Closing Buyer Shares (together with the Closing Cash Amount, the “Initial Purchase Price”), (iii) the Holdback Buyer Shares to be withheld by Buyer on the Closing Date, which shall be issued to the Owners on the first Business Day following the twelve (12) month anniversary of the Closing Date (the “Holdback Release Date”) in accordance with and subject to the conditions of Section 2.8, and (iv) the Earn-Out Consideration as set forth in Section 2.5 (collectively with the Closing Cash Amount, the Closing Buyer Shares and the Holdback Buyer Shares, the “Purchase Price”).

Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of signatures and documents on the date of this Agreement and simultaneously with the execution and delivery of this Agreement (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to have taken plan at 12:01 a.m. Eastern Time on the Closing Date.

Section 2.4 Closing Cash Payment.

(a) For purposes of Closing, the Owner Representative has delivered to Buyer a statement in form and substance reasonably acceptable to Buyer (the “Closing Estimated Statement”) setting forth the Company’s good faith estimate of: (i) the estimated Working Capital as of the Calculation Time (the “Estimated Working Capital”); (ii) (A) the amount, if any, by which the Estimated Working Capital is greater than the Working Capital Target, or (B) the amount, if any, by which the Working Capital Target is greater than the Estimated Working Capital (as applicable, the “Estimated Working Capital Adjustment”); (iii) the estimated amount of Indebtedness of the Company Group as of the Calculation Time (the “Estimated Indebtedness”); (iv) the estimated amount of Transaction Expenses of the Company Group as of the Calculation Time (the “Estimated Transaction Expenses”); and (v) the estimated amount of Cash of the Company Group as of the Calculation Time (the “Estimated Cash”), together with all backup and supporting materials reasonably requested by Buyer relating to such estimates. The “Closing Cash Payment” shall be a Dollar amount equal to the Closing Cash Amount, plus or minus the Estimated Working Capital Adjustment (as applicable), minus the Estimated Indebtedness, minus the Estimated Transaction Expenses, plus the Estimated Cash; provided that the Closing Cash Payment shall be subject to adjustment as set forth in Section 2.7.

(b) Subject to the delivery of the items set forth in Section 2.6(a), at the Closing, Buyer shall pay, or cause to be paid, the following amounts to the Owners or such other designated Persons as indicated below:

(i) to each holder of Indebtedness named in a Payoff Letter, the amount required to repay in full all Indebtedness owed to each such holder at the Closing, in cash by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth in such Payoff Letter;

(ii) to each creditor or other payee of Transaction Expenses, the amount required to pay in full all Transaction Expenses at the Closing, in cash by wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth in the Transaction Invoices; and

(iii) to the Owners, the Closing Cash Payment in accordance with their respective Pro Rata Portions.

The payments and issuances to be made by Buyer pursuant to Section 2.4(b) shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow mutually agreed to by Buyer and Owner Representative prior to the Closing Date (the “Funds Flow”).

Section 2.5 Earn-Out. In addition to the Initial Purchase Price and the Holdback Buyer Shares, the Owners may be entitled to an amount up to $3,500,000.00 from the Buyer in accordance with this Section 2.5 (the “Earn-Out Consideration”). The Earn-Out Consideration, if any, shall be calculated as follows:

(a) The calculation of the Earn-Out Consideration will be based upon the Business achieving Eligible Net Revenue targets in the fiscal year ending December 31, 2022 (the “2022 Earn-Out Consideration”) and the fiscal year ending December 31, 2023 (the “2023 Earn-Out Consideration”). Each of the 2022 Earn-Out Consideration and 2023 Earn-Out Consideration shall be payable in separate installments.

(b) The 2022 Earn-Out Consideration will be calculated as follows: (1) if the Eligible Net Revenues of the Business during the fiscal year ending December 31, 2022 is greater than or equal to $13,500,000.00 but less than $15,000,000.00, the Owners will receive aggregate 2022 Earn-Out Consideration of $875,000.00 in accordance with their respective Pro Rata Portions; and (2) if the Eligible Net Revenues of the Business during such fiscal year is greater than or equal to $15,000,000.00, the Owners will receive aggregate 2022 Earn-Out Consideration of $1,750,000.00 in accordance with their respective Pro Rata Portions. For the avoidance of doubt, if the Eligible Net Revenues of the Business during such fiscal year is less than $13,500,000.00, then the Owners will not be entitled to any 2022 Earn-Out Consideration.

(c) The 2023 Earn-Out Consideration will be calculated as follows: (1) if the Eligible Net Revenues of the Business during the fiscal year ending December 31, 2023 is greater than or equal to $17,500,000.00 but less than $19,000,000.00, the Owners will receive aggregate 2023 Earn-Out Consideration of $875,000.00 in accordance with their respective Pro Rata Portions; and (2) if the Eligible Net Revenues of the Business during such fiscal year is greater than or equal to $19,000,000.00, the Owners will receive aggregate 2022 Earn-Out Consideration of $1,750,000.00 in accordance with their respective Pro Rata Portions. For the avoidance of doubt, if the Eligible Net Revenues of the Business during such fiscal year is less than $17,500,000.00, then the Owners will not be entitled to any 2023 Earn-Out Consideration.

(d) If the Owners are eligible to receive an Earn-Out Consideration payment pursuant to Section 2.5(b) or (c), then Buyer shall pay and issue, or cause to be paid and issued, the applicable Earn-Out Consideration to the Owners within thirty (30) days following the earliest to occur of (i) the thirtieth (30th) day after receipt of the Earn-Out Report without the Owner Representative notifying Buyer that it objects to the computations set forth therein, (ii) the date on which the Owner Representative shall have given Buyer notice to the effect that the Owner Representative does not have any objection to the computations set forth in the Earn-Out Report, (iii) the date as of which Buyer and the Owner Representative reach a settlement of all Disputed Amounts in accordance with Section 2.5(f), or (iv) the date as of which Buyer and the Owner Representative shall have received the determination of the Financial Arbitrator (as defined below) in accordance with Section 2.5(f). With respect to each Earn-Out Consideration payment, (A) fifty percent (50%) of such payment shall be paid by Buyer in cash, by wire transfer of immediately available funds to the account(s) designated by the Owner Representative, and (B) the remaining fifty percent (50%) of such payment shall be paid by Buyer by issuing shares of Buyer Common Stock to the Owners in accordance with their respective Pro Rata Portions (such shares, the “Earn-Out Buyer Shares”), with the price per Earn-Out Buyer Share being equal to the volume-weighted average price per share of Buyer Common Stock on The Nasdaq Capital Market for the thirty (30) consecutive trading days ending on the last day of the applicable Earn-Out period. Notwithstanding the foregoing, under no circumstances shall Buyer be obligated to issue Earn-Out Buyer Shares to the extent that such issuance would cause the aggregate issuance of Buyer Shares hereunder to equal or exceed 19.9% of the outstanding shares of Buyer Common Stock as of immediately prior to the Closing.

(e) Within sixty (60) days after each of the fiscal years ending December 31, 2022 and 2023, Buyer will prepare and deliver to the Owner Representative a report (an “Earn-Out Report”) setting forth, in reasonable detail, a computation of the Eligible Net Revenues of the Business and the Earn-Out Consideration, together with copies of Year-End Financials, and any and all documents which evidence the computations shown as being true, correct and complete. Buyer and its representatives shall give the Owner Representative and its agents and representatives reasonable access (including electronic access, to the extent available) during normal business hours and upon reasonable notice as they may reasonably require to the books and records of the Company and Buyer and access to such personnel or representatives of the Company and Buyer, including to the individuals responsible for preparing such Earn-Out Report, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in each respective Earn-Out Report. Unless the Owner Representative, within thirty (30) days after receipt of the Earn-Out Report, notifies Buyer in writing that it objects to the computation of the Eligible Net Revenues of the Business and the Earn-Out Consideration set forth in the Earn-Out Report, the Earn-Out Report shall be deemed accepted by the Owner Representative and Buyer and will be binding and conclusive for all purposes of this Agreement.

(f) If the Owner Representative objects to the computation of the Eligible Net Revenues of the Business for the Earn-Out Consideration set forth in the Earn-Out Report (the amount so disputed, the “Disputed Amount”) by providing the appropriate notice in accordance with Section 2.5(e), the Disputed Amount shall be determined by a good faith negotiation between the Owner Representative and Buyer. If Buyer and the Owner Representative are unable to reach agreement within thirty (30) days after such notification, then the determination of the Disputed Amount shall be submitted to the Financial Arbitrator, whose determination shall be (i) in writing, (ii) furnished to the Owner Representative and Buyer as soon as practicable (and in no event later than thirty (30) days after submission of the dispute to the Financial Arbitrator), (iii) made in accordance the provisions contained in this Section 2.5, and (iv) non-appealable and incontestable by the Owner Representative, the Owners, Buyer, and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. The Financial Arbitrator’s determination of any Disputed Amount may not be higher than the highest value, or lower than the lowest value, claimed by Buyer and the Owner Representative. The fees and expenses of the Financial Arbitrator shall be allocated between the Owners (on the one hand), and Buyer (on the other hand), in accordance with Section 2.7(c).

(g) Each Owner acknowledges and agrees that, subject to the express provisions of this Agreement, (i) there is no assurance that the Owners will receive any Earn-Out Consideration and Buyer has not promised any Earn-Out Consideration, (ii) Buyer does not owe a fiduciary duty to any Owner, and (iii) upon the closing of the transactions contemplated by this Agreement, Buyer shall have the right to operate the Business in any way that the Buyer deems appropriate in its sole discretion. The Parties understand and agree that (i) the contingent rights to receive the Earn-Out Consideration shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, by charitable donation to a non-profit entity or by assignment to a family corporation or similar entity, and do not constitute an equity or ownership interest in Buyer or any member of the Company Group, (ii) Owners shall not have any rights as securityholders of Buyer or any member of the Company Group as a result of Owners’ contingent right to receive the Earn-Out Consideration hereunder, and (iii) no interest is payable with respect to the Earn-Out Consideration.

(h) After Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Business; provided, however, Buyer shall not intentionally, directly or indirectly, take any actions in bad faith or that would have the primary purpose of deferring, delaying or impairing Eligible Net Revenues for purposes of the Earn-Out Consideration calculations.

(i) The Earn-Out Consideration paid or delivered to the Owners will be treated by the Parties as additional Purchase Price under this Agreement.

(j) Buyer shall have the right to withhold and set off against any amount otherwise due to be paid or issued pursuant to this Section 2.5 (i) the amount of any Aggregate True-Up Payment owed to it pursuant to Section 2.7, and (ii) the amount of any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement; provided, however, that any such set off shall be made fifty percent (50%) in cash and fifty percent (50%) in Earn-Out Buyer Shares.

Section 2.6 Closing Deliverables.

(a) Closing Deliverables. At the Closing, the Owners shall deliver, or cause to be delivered, to Buyer the following:

(i) (A) a copy of the resolutions and/or written consents by which all actions on the part of the Company necessary to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby were taken, certified by the Secretary or an authorized officer of the Company; (B) an incumbency certificate signed by the Secretary or an authorized officer of the Company certifying the signature and office of each officer executing this Agreement, the Transaction Documents or any other agreement, certificate or other instrument executed pursuant hereto or thereto; and (C) a copy of the Organizational Documents of the Company and each of the Subsidiaries that are filed with any Governmental Authority, certified by the applicable Governmental Authority as of a date which is no more than ten (10) Business Days before the Closing Date (if applicable);

(ii) stock powers, in form and substance reasonably acceptable to Buyer, duly executed in blank, by the Owners, with respect to the Company Shares;

(iii) a certificate of good standing or qualification of the Company and each of the Subsidiaries, as applicable, issued not earlier than ten (10) days prior to the Closing Date, by the secretary of state of the State of Colorado and each other jurisdiction in which the Company or any of its Subsidiaries is qualified to do business;

(iv) resignations, effective as of the Closing of the officers, directors and managers of the Company and the Subsidiaries identified by Buyer prior to the Closing Date;

(v) evidence satisfactory to Buyer of termination of the agreements set forth on Section 2.6(a)(v) of the Disclosure Schedule;

(vi) the Payoff Letters and the Transaction Invoices; and

(vii) separate employment agreements between the individuals listed on Section 2.6(a)(vii) of the Disclosure Schedule and Buyer (the “Employment Agreements”).

(b) At the Closing, Buyer shall deliver, or cause to be delivered, to the Owners the following:

(i) the payments pursuant to and paid in accordance with Section 2.4(b);

(ii) the Closing Buyer Shares, in accordance with the amounts set forth next to each Owner’s name on Exhibit A hereto;

(iii) a certificate of the secretary of Buyer certifying as true and correct a copy of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents; and

(iv) the Employment Agreements, executed by Buyer.

Section 2.7 Post-Closing Adjustments.

(a) Following the Closing, Buyer shall prepare and deliver within ninety (90) days following the Closing Date to the Owner Representative a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of: (i) the actual Working Capital of the Company Group as of the Calculation Time (the “Actual Working Capital”); (ii) the actual amount of Indebtedness of the Company Group as of the Calculation Time (the “Actual Indebtedness”); (iii) the actual amount of Cash of the Company Group as of the Calculation Time (the “Actual Cash”); and (iv) the amount of Transaction Expenses of the Company Group as of the Calculation Time (the “Actual Transaction Expenses”).

(b) The Post-Closing Statement will be prepared in a manner consistent with the applicable definitions set forth herein. Within thirty (30) days after delivery to the Owner Representative of the Post-Closing Statement (the “Dispute Period”), the Owner Representative shall be required to notify Buyer in writing and with reasonable specificity (the “Dispute Notice”) of any disputed items with respect to the Post-Closing Statement. The Owner Representative shall be deemed to have waived any claim with respect to any amount not specifically disputed in the Dispute Notice delivered within the Dispute Period. Upon delivery of the Post-Closing Statement, Buyer shall provide the Owner Representative and its agents and representatives with reasonable access (including electronic access, to the extent available) during normal business hours and upon reasonable notice as they may reasonably require to the books and records of the Company Group and Buyer and access to such personnel or representatives of the Company and Buyer, including to the individuals responsible for preparing the Post-Closing Statement, as they may reasonably require for the sole purpose of investigating or resolving any disputes or responding to any matters or inquiries raised in the Post-Closing Statement.

(c) Upon receipt of the Dispute Notice and for a period of thirty (30) days following receipt of the Dispute Notice by Buyer, or such longer period as mutually agreed by Buyer and the Owner Representative (the “Resolution Period”), Buyer shall negotiate with the Owner Representative in good faith to resolve such disputed items; provided, however, in the event that Buyer and the Owner Representative are unable to resolve any such disputed items within the Resolution Period, the determination of any such unresolved disputed items with respect to the Post-Closing Statement shall be made by a mutually acceptable valuation firm of regional or national standing (the “Financial Arbitrator”). The Financial Arbitrator shall act as an independent arbitrator to determine within thirty (30) days of its engagement, based solely on the presentations by the Owner Representative and Buyer and not by independent review, only those issues that remain in dispute from the Dispute Notice, and such determination by the Financial Arbitrator must be within the range of values assigned to such disputed items in the Post-Closing Statement and the Dispute Notice, respectively. The basis of the Financial Arbitrator’s determination must be based solely on the definitions and other applicable provisions of this Agreement. Neither the Owner Representative nor Buyer (and none of their respective representatives) shall have any ex parte conversation(s) or meeting(s) with the Financial Arbitrator without the prior written consent of (x) with respect to the Owner Representative, Buyer and (y) with respect to Buyer, the Owner Representative. Upon final resolution of all disputed items, the Financial Arbitrator shall issue a report showing its final calculation of such disputed items. Absent fraud or manifest error, the determination of the Financial Arbitrator shall be final, binding and conclusive on the Owner Representative, the Owners and Buyer, and the fees and expenses of the Financial Arbitrator shall be borne by the Owners (on the one hand) and Buyer (on the other hand) in proportion to the amounts by which their proposals differed from the Financial Arbitrator’s final determination. For example, should the items in dispute total in amount to $1,000 and the Financial Arbitrator award $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by the Owners, and 40% of the costs would be borne by Buyer. In connection with the resolution of any dispute, each Party (the Owners on the one hand and Buyer on the other) shall pay its own fees and expenses, legal, accounting and consultant fees and expenses.

(d) The post-Closing adjustments to the Closing Cash Payment shall be calculated and made as follows:

(i) If the Estimated Working Capital is greater than the Actual Working Capital (the amount of such excess, the “Proceeds Excess”), then, the Owners shall pay an amount equal to the Proceeds Excess to Buyer. If the Actual Working Capital is greater than the Estimated Working Capital, then Buyer shall pay (or cause to be paid) to the Owners an amount equal to the difference between the Actual Working Capital and the Estimated Working Capital.

(ii) If the Estimated Indebtedness is greater than the Actual Indebtedness, then Buyer shall pay (or cause to be paid) to the Owners an amount equal to the difference between the Estimated Indebtedness and the Actual Indebtedness. If the Actual Indebtedness is greater than the Estimated Indebtedness, then the Owners shall pay to Buyer an amount equal to the difference between the Actual Indebtedness and the Estimated Indebtedness.

(iii) If the Actual Cash is greater than the Estimated Cash, then Buyer shall pay (or cause to be paid) to the Owners an amount equal to the difference between the Estimated Cash and the Actual Cash. If the Estimated Cash is greater than the Actual Cash, then the Owners shall pay to Buyer an amount equal to the difference between the Actual Cash and the Estimated Cash.

(iv) If the Estimated Transaction Expenses are greater than the Actual Transaction Expenses, then Buyer shall pay (or cause to be paid) to the Owners an amount equal to the difference between the Estimated Transaction Expenses and the Actual Transaction Expenses. If the Actual Transaction Expenses are greater than the Estimated Transaction Expenses, then the Owners shall pay to Buyer an amount equal to the difference between the Actual Transaction Expenses and the Estimated Transaction Expenses.

(e) Any payment required to be made pursuant to Section 2.7(d)(i) through Section 2.7(d)(iv) shall be defined as a “True-Up Payment”. The Parties shall aggregate each of the undisputed True-Up Payments required to be made, if any, pursuant to Section 2.7(d)(i) through Section 2.7(d)(iv) to determine an aggregate True-Up Payment in favor of Buyer or the Owners, as applicable (the “Aggregate True-Up Payment”). The Aggregate True-Up Payment shall be made within five (5) Business Days after resolution of the amount of such Aggregate True-Up Payment during the Resolution Period or resolution by the Financial Arbitrator, as applicable. Any portions of the Aggregate True-Up Payment paid in cash shall be made by wire transfer of immediately available funds to a bank account designated by the recipient Party.

(f) A Buyer favorable Aggregate True-Up Payment shall be made (i) first, by deducting from the Holdback Buyer Shares a number of shares equal in value to such Aggregate True-Up Payment in accordance with Section 2.8, and (ii) second, in the event such Buyer favorable Aggregate True-Up Payment exceeds the value of the Holdback Buyer Shares, from the Owners.

(g) If the Aggregate True-Up Payment is in favor of the Owners, Buyer shall cause the amount of such Aggregate True-Up Payment to be paid to the Owners in accordance with Section 2.7(h).

(h) Any payments to be made to the Owners under Section 2.7(g) shall be made in U.S. dollars and shall be paid as follows: the portion of such payment payable to the Owners shall be delivered by or on behalf of Buyer to the Owners (by wire transfer of immediately available funds to the account(s) designated by the Owner Representative) in accordance with their respective Pro Rata Portions.

(i) Buyer shall have the right, in its sole discretion, to withhold and set off against any amount otherwise due to be paid to the Owners pursuant to this Section 2.7 the amount of any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement.

Section 2.8 Holdback Shares. The applicable portion of the Holdback Buyer Shares shall be delivered to Owners on the Holdback Release Date in accordance with their respective Pro Rata Portions, subject to the terms of this Section 2.8. Without limitation to the rights and remedies of Buyer, Buyer shall have the right to satisfy (i) the amount of any Aggregate True-Up Payment owed to it pursuant to Section 2.7, and (ii) the amount of any claim for indemnification or payment of damages to which Buyer may be entitled under this Agreement, in each case by deducting from the Holdback Buyer Shares, a number of shares equal in value to such Aggregate True-Up Payment, claim for indemnification or payment of damages, with the value of each Holdback Buyer Share for such purpose to be equal to the Per Share Value.

Section 2.9 Tax Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price, the Transaction Expenses and any other payments contemplated by this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made. At the Closing, or at such time thereafter as reasonably requested by Buyer, each Owner shall provide Buyer an IRS Form W-9 or other certificates or forms that Buyer may reasonably request in order to allow Buyer to meet its withholding and information reporting obligations under any applicable Law. The Parties shall cooperate to allow Buyer, at its election, to effectuate such withholding by means reasonably acceptable to Buyer. Except with respect to compensatory payments, Buyer shall use its reasonable efforts to notify Owner Representative of any amounts subject to withholding at least one (1) Business Day prior to the scheduled date of such payment. The Parties shall cooperate to allow Buyer, at its election, to effectuate such withholding by means reasonably acceptable to Buyer. Buyer shall work in good faith with the Owner Representative to minimize any such withheld amounts.

Article III

Representations and Warranties regarding THE CompanY GROUP

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Owner represents and warrants to Buyer that the statements contained in this Article III are true and correct as of Closing (except, in each case, as to any representations and warranties that specifically relate to an earlier date, and then as of such date), except as set forth in the schedule attached to this Agreement setting forth exceptions to the representations and warranties set forth herein (the “Disclosure Schedule”).

Section 3.1 Organization and Qualification of the Company Group.

(a) Section 3.1(a) of the Disclosure Schedule lists, for each member of the Company Group, its legal name, its type of legal entity, its jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity. Each member of the Company Group is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization, with full power and authority to conduct its business as it is being conducted, to own or use its assets, and to perform all its obligations. Each member of the Company Group is qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary.

(b) True, correct and complete copies of the Organizational Documents of each member of the Company Group, in each case as amended to date, have been provided to Buyer, and such Organizational Documents are in full force and effect. No member of the Company Group is in default under or in violation of any provision of its Organizational Documents.

Section 3.2 Authority of the Company Group. Each member of the Company Group has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each member of the Company Group of this Agreement and any Transaction Document to which it is a party, as applicable, the performance by the applicable member of the Company Group of its obligations hereunder and thereunder and the consummation by the Company Group of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each member of the Company Group. This Agreement and each Transaction Document to which each member of the Company Group is a party has been duly executed and delivered by the applicable member of the Company Group, and (assuming due authorization, execution and delivery by Buyer) this Agreement and each Transaction Document to which each member of the Company Group is a party constitute a legal, valid and binding obligation of the applicable member of the Company Group, enforceable against such member of the Company Group, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”). No other proceeding, consent, approval, vote or other action on the part of any member of the Company Group is necessary to approve the execution and delivery by such member of the Company Group of this Agreement or the other Transaction Documents to which such member of the Company Group is a party or to consummate the transactions contemplated hereby and thereby.

Section 3.3 Consents of Third Parties. Except as set forth on Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement or the Transaction Documents to which it is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not and, as of immediately following the Closing will not: (a) violate or conflict in any way with any applicable Law of any Governmental Authority to which any member of the Company Group is subject or any provision of the Organizational Documents of any member of the Company Group, or result in the creation of any Encumbrance upon any assets of any member of the Company Group pursuant to the terms thereof, (b) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the creation of any Encumbrance upon any asset of any member of the Company Group pursuant to the terms of, any Contract, Lease, Benefit Plan, Permit, indenture, agreement for borrowed money, instrument of Indebtedness, Encumbrance (other than Permitted Encumbrances) or other arrangement to which any member of the Company Group is a party or by which any member of the Company Group is bound or to which any of its respective assets are subject, in each case in any material respect, (c) give rise to a potential release, disclosure or delivery of any Intellectual Property Assets by or to any escrow agent or other Person; or (d) give rise to a grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned IP. No member of the Company Group is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other Person in order for the Parties to consummate the transactions contemplated by this Agreement or the Transaction Documents and in order that such transactions not constitute a breach or violation of, or result in a right of termination or acceleration or any Encumbrance on the Company Group’s assets pursuant to the provisions of, any Law, Contract, Lease or any Permit.

Section 3.4 Title to and Sufficiency of Assets.

(a) Except as set forth in Section 3.4(a) of the Disclosure Schedule, (i) the Company Group has good and valid title to, or good and valid leasehold interest in, all of its material assets reflected on the Company Group’s balance sheet as of the Latest Balance Sheet Date and acquired by any member of the Company Group after the Latest Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Latest Balance Sheet Date, free and clear of any Encumbrances, except for Permitted Encumbrances, and (ii) there is no Contract granting any Person or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer, preemptive right or other preferential right to purchase, any of the material assets or properties of the Company Group or any portion thereof or interest therein.

(b) The assets of the Company Group are sufficient in all material respects for the continued conduct of the Business as of immediately following the Closing in substantially the same manner as conducted by such Persons immediately prior to the Closing.

(c) None of the Owners owns, whether directly or indirectly (other than indirectly through their ownership of the Company Shares), any assets used by any member of the Company Group. The Company Group’s buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business.

Section 3.5 Capitalization; Subsidiaries.

(a) All of the issued and outstanding Equity Securities of the Company are owned beneficially and of record as set forth in Section 3.5(a)(i) of the Disclosure Schedule. All of the issued and outstanding Equity Securities of the Subsidiaries are owned beneficially and of record by the Company. All of the issued and outstanding Equity Securities of each member of the Company Group have been duly authorized, validly issued, fully paid, and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights. Other than as set forth in Section 3.5(a)(ii) of the Disclosure Schedule, there are no currently outstanding or authorized options, phantom stock or interests, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any member of the Company Group is a party or which are binding upon any member of the Company Group providing for the issuance, disposition, or acquisition of any Equity Securities of any member of the Company Group. There are no outstanding or authorized stock appreciation, equity appreciation, phantom stock, or similar rights with respect to any member of the Company Group, and there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of capital stock or other Equity Securities of any member of the Company Group. There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the capital stock or other Equity Securities of any member of the Company Group. No member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Securities of such Company Group member.

(b) Except for the Company’s ownership of the Equity Securities of the subsidiaries of the Company listed on Section 3.5(b) of the Disclosure Schedule (collectively, the “Subsidiaries”), no member of the Company Group owns or holds the right to acquire any Equity Securities in any Person.

Section 3.6 Financial Statements.

(a) Attached hereto in Section 3.6(a) of the Disclosure Schedule are copies of: (i) the annual reviewed (but not audited) financial statements of the Company Group as of and for the years ended December 31, 2019, December 31, 2020 and December 31, 2021 (the “Financial Statements” with the financial statements as of and for the year ended December 31, 2021 being the “Latest Annual Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company Group as of such dates and the results of operations of the Company Group for such periods.

(b) All of the Financial Statements have been prepared based on the books and records of the Company Group and kept in the Ordinary Course of Business. There has never been (i) any fraud by the employees of any member of the Company Group, (ii) any criminal wrongdoing that involves any employee of any member of the Company Group who has or had a role in the preparation of financial statements or the internal accounting controls used by any member of the Company Group or (iii) any written claim or allegation regarding any of the foregoing, in each case, that has resulted in or would reasonably be expected to result in material loss or Liability to any member of the Company Group.

(c) All Accounts Receivable reflected in the Latest Balance Sheet, and all of the Accounts Receivable outstanding as of the date of this Agreement, arose from bona fide, arm’s length transactions in the Ordinary Course of Business, are subject only to the reserve for bad debts set forth on the Latest Balance Sheet, were accurately determined and none of them is subject to any defense, counterclaim or setoff. The Accounts Receivable (including any such Accounts Receivable arising after the Latest Balance Sheet Date) of each member of the Company Group are collectible in full within 90 days after billing.

Section 3.7 Absence of Undisclosed Liabilities. Each member of the Company Group does not have any material Liabilities or obligations required to be accrued or reserved against in a balance sheet prepared in accordance with the Accounting Principles, whether accrued, absolute, contingent or otherwise, except (a) those which are specifically reflected and/or adequately reserved in the Latest Balance Sheet, or (b) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which relates to any breach of Contract, breach of warranty, tort, infringement, or violation of Law or arose out of any Action).

Section 3.8 Absence of Certain Changes, Events or Conditions. Since the Latest Balance Sheet Date, the Company Group has not experienced or suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except as reflected on the Latest Balance Sheet or as set forth in Section 3.8 of the Disclosure Schedule, since the Latest Balance Sheet Date, the Company has not:

(a) changed any method of accounting or accounting practice for any member of the Company Group, except as disclosed in the Disclosure Schedule;

(b) implemented any material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, deferral of revenue and acceptance of customer deposits;

(c) incurred damage, destruction or loss in excess of Fifty Thousand Dollars ($50,000.00), or any interruption in use, of any assets of any member of the Company Group, whether or not covered by insurance;

(d) incurred capital expenditures in excess of Fifty Thousand Dollars ($50,000.00);

(e) granted any bonuses, whether monetary or otherwise, or any general wage or salary increases or decreases or a change in position in respect of any Employees, other than as provided for in any written agreements provided to Buyer or in the Ordinary Course of Business;

(f) except as required under the terms of any Benefit Plan or applicable Law: (i) granted any incentive, bonus, equity or equity-based, or other similar awards, or accelerate the funding, vesting or payment of any compensation or benefit (including, but not limited to, equity compensation); (ii) materially terminated, modified or amended any Benefit Plan; (iii) established, adopted, amended or entered into any plan, policy or arrangement for the current or future benefit of any current or former Employees, officer, director or service providers of any member of the Company Group that would be a Benefit Plan if it were in existence as of the date hereof or (iv) granted severance, change in control, retention or termination pay to, or adopted, entered into or amended any severance retention, termination, employment, consulting, bonus, change in control or severance agreement with any current or former Employee, officer, director or service provider of any member of the Company Group;

(g) negotiated, modified, extended, terminated or entered into any Labor Agreement or recognized or certified any labor union, labor organization, works council, or group of employees of any member of the Company Group as the bargaining representative for any employees of such Company Group member;

(h) implemented or announced any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would reasonably be expected to implicate the WARN Act;

(i) hired, engaged, terminated (without cause), furloughed, or temporarily laid off any employee or independent contractor with annual compensation in excess of Fifty Thousand Dollars ($50,000.00);

(j) entered into or terminated any employment agreement with an Employee that provides for other than at-will employment, for any severance upon termination, any equity-based award (including grant of, or modification to, any Equity Securities), or a collective bargaining agreement covering any of the Employees, written or oral, or material modification of the terms of any such existing agreement;

(k) made any loan to, or entered into, any transaction with (other than compensation for services rendered as an Employee), any of the Owners or current or former directors, officers or Employees;

(l) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(m) made or changed any Tax election, changed any annual accounting period, changed any method of accounting, filed any amended Tax Return, failed to pay any material Tax that became due and payable, entered into or signed any closing or settlement agreement, surrendered of a right to claim a refund, consented to extend or waived a statute of limitations period applicable to any claim or assessment, in each case, with respect to Taxes;

(n) commenced, compromised, waived or settled any Action;

(o) waived or released any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former employee or independent contractor of any member of the Company Group;

(p) to the Company’s Knowledge, disclosed any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Company Group in such Trade Secrets) or, except in the Ordinary Course of Business, disclosed, licensed, released, delivered, escrowed or made available any Source Code;

(q) made any material adverse change to the operation or security of any Business Systems or the Company Group’s respective rules, policies, or procedures with respect to Protected Data Requirements, Personal Data, or Confidential Information, except to the extent required by applicable Law; or

(r) agreed or contracted to do any of the foregoing.

Section 3.9 Legal Actions; Government Orders. Except as set forth on Section 3.9 of the Disclosure Schedule:

(a) Except as set forth on Section 3.9 of the Disclosure Schedule, there are, and for the past three (3) years there have been no, Actions pending, or, to the Company’s Knowledge, threatened by or against (x) any member of the Company Group or (y) any officers, directors or managers of any member of the Company Group, in their capacities as such, in the case of this clause (y), (i) relating to or affecting any member of the Company Group or their properties or assets, or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and

(b) there are no, and for the past three (3) years there have been no, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting any member of the Company Group or any of their respective properties or assets (including Owned IP).

Section 3.10 Compliance with Laws; Permits.

(a) Each member of the Company Group is and, at all times in the past three (3) years, has been in compliance in all material respects with any and all applicable Laws, Governmental Orders, and agreements with any Governmental Authority to which the Company or their assets or activities are subject, including any unfair labor practice charges with respect to any member of the Company Group before the National Labor Relations Board or any similar Governmental Authority or labor relations tribunal.

(b) Each member of the Company Group is not, nor has any manager, director, officer, employee or, to the Company’s Knowledge, any agent or other Person acting on behalf of such member of the Company Group in the course of its actions for, or on behalf of the Company Group:

(i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) has made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or foreign employee from any corporate funds; (iii) has violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery or anti-money laundering statute or regulation (collectively, “Anti-Corruption Laws”); or (iv) has made, offered, authorized or facilitated any unlawful bribe, rebate, payoff, influence payment, kickback, financial or other advantage, or other unlawful payment, regardless of form or amount, to any domestic government official, such foreign official or employee or to any other Person.

(ii) is currently or has in the past three (3) years been: (A) a Sanctioned Person; (B) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country; or (C) otherwise in violation of any Sanctions and Export Control Laws or U.S. antiboycott requirements (“Trade Controls”).

(iii) is or has been the subject of any enforcement proceedings, or to the Company’s Knowledge, any investigation, inquiry by any Governmental Authority regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigation, inquiry or proceedings have, to the Company’s Knowledge, been threatened.

(c) At all times in the past three (3) years, all Permits required or necessary for each member of the Company Group to conduct its business and to use its properties and assets, each as currently conducted, have been obtained by the applicable member of the Company Group and are valid and in full force and effect. All fees and charges with respect to such Permits due on or prior to the Closing Date (but not payments that may become due after the Closing Date) have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

Section 3.11 Taxes. Except as set forth in Section 3.11 of the Disclosure Schedule:

(a) Each member of the Company Group has (i) timely filed all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete; and (ii) timely paid all Taxes owed by or with respect to such member of the Company Group (whether or not shown as due on any such Tax Returns). No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Company has made available to Buyer copies of all Tax Returns filed with respect to each member of the Company Group for taxable periods ending on or after December 31, 2017. None of the Company Group’s Tax Returns provided to Buyer have been audited, and none currently are the subject of audit, and there are no examination reports or statements of deficiencies assessed against or agreed to by any member of the Company Group for taxable periods covered by such Tax Returns.

(c) Each member of the Company Group has timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any employee, creditor, holder of Equity Securities or other third party, and each member of the Company Group has complied with all information reporting (including IRS Form 1099) and any applicable backup withholding requirements, including maintenance of required records with respect thereto.

(d) There are no Encumbrances relating or attributable to Taxes encumbering the property and assets of any member of the Company Group nor, to the Company’s Knowledge, is any Taxing Authority in the process of imposing any Encumbrances for Taxes on any member of the Company Group or its assets, other than Permitted Encumbrances.

(e) There are no (and, since January 1, 2018, there have not been any): (i) pending or threatened claims in writing by any Taxing Authority with respect to Taxes relating or attributable to any member of the Company Group; (ii) deficiencies for any Tax, claim for additional Taxes, or other material dispute or claim relating or attributable to any Tax Liability of any member of the Company Group issued or raised by any Taxing Authority; or (iii) claims in writing by any Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that the applicable member of the Company Group is or may be subject to taxation in that jurisdiction.

(f) No member of the Company Group has waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to (or requested) any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such waiver or extension) has not yet expired.

(g) No member of the Company Group is a party to, is bound by or has any obligation under, any Tax Sharing Agreement or any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired.

(h) There are no unpaid Periodic Taxes imposed by any Taxing Authority on any member of the Company Group, other than Periodic Taxes not yet due and payable. The Company Group’s Liability for unpaid Taxes, whether to any Governmental Authority or to another Person: (i) did not as of the Latest Balance Sheet Date, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the Latest Balance Sheet; and (ii) does not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the custom and practice of the Company Group in filing its Tax Returns.

(i) Each member of the Company Group has duly and timely collected and remitted all sales, use, excise or similar Taxes related or attributable to the applicable member of the Company Group and its business in accordance with all applicable Laws as a transferee or successor, by contract or otherwise.

(j) No member of the Company Group has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2).

(k) No member of the Company Group has received from any Governmental Authority any written notice that proposed a material reassessment (for property or ad valorem Tax purposes) of any assets or any property owned by the applicable member of the Company Group.

(l) No member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is organized.

(m) All estimated Taxes required to be paid by or with respect to any member of the Company Group have been paid to the proper Governmental Authority.

(n) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; or (vii) method of accounting that defers the recognition of income to any period ending after the Closing Date, or modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(o) Each member of the Company Group has disclosed on its federal, state and local income and franchise Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code or comparable provisions of applicable local, state, foreign or other Tax Laws.

(p) Other than a group the common parent of which is the Company, no member of the Company Group (i) has ever been a member of an Affiliated Group, or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as transferee or successor or by Contract (but excluding any customary commercial agreement, such as a lease, the principal purpose of which does not relate to Taxes).

(q) No member of the Company Group has (A) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) received (and does not intend to receive) any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act, or (C) deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order.

(r) The assets of the Company Group do not include any asset that is subject to the “anti-churning” rules of Section 197(f)(9) of the Code and Treasury Regulations issued thereunder in connection with the transactions contemplated by this Agreement.

(s) The tax classification of each member of the Company Group for the past five (5) years is set forth in Section 3.11(s) of the Disclosure Schedule.

(t) Each member of the Company Group has complied with all cash payment reporting requirements, including all reporting in relation to Treasury Department Form 8300.

Section 3.12 Warranties. The Company has provided to Buyer true, correct, and complete copies of each material written warranties or guarantees with respect to the quality or absence of defects of the products or services it has sold or performed that are currently in force.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists each of the following Contracts to which any member of the Company Group is a party, or is otherwise bound (all Contracts listed or otherwise required to be listed on Section 3.13(a) of the Disclosure Schedule, or otherwise disclosed in Section 3.17(b) of the Disclosure Schedule and all Contracts relating to Intellectual Property set forth in Section 3.14(b) of the Disclosure Schedule, and the Incidental Outbound Licenses, Incidental Inbound Licenses and Standard Employee Invention Agreements, collectively being “Material Contracts”):

(i) all Contracts, proposals or other agreements with any (A) customer or client that requires any Person to make payments to any member of the Company Group equal to more than Fifty Thousand Dollars ($50,000.00) (including all Contracts with Material Customers) in any twelve-month period, or (B) supplier or vendor that requires any member of the Company Group to make payments to any Person equal to more than Fifty Thousand Dollars ($50,000.00) in any twelve-month period (including all Contracts with Material Suppliers);

(ii) all partnership, joint venture or other agreements relating to the development, support or marketing of any Company Services and Products;

(iii) all Contracts for the sale of any property or assets of any member of the Company Group or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any property or assets of any member of the Company Group (including such Contracts that relate to the acquisition or disposition of all or any portion of the Business or Equity Securities), in each case in respect of property or assets with a value as of the date hereof in excess of Fifty Thousand Dollars ($50,000.00);

(iv) all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(v) all Labor Agreements;

(vi) all Contracts with the Employees, directors, and officers of each member of the Company Group who receive a base annualized compensation equal to or greater than Fifty Thousand Dollars ($50,000.00), including but not limited to any offer letters, employment or other engagement agreements, severance agreements, retention agreements, change of control agreements, restrictive covenant agreements (including noncompetition or non-solicitation agreements) or similar agreements (other than Contracts listed in Section 3.19(a) of the Disclosure Schedule and other than offer letters, employment agreements and similar engagement agreements for “at will” services that do not provide for severance benefits);

(vii) all Contracts with independent contractors, advisors or consultants (or similar arrangements) or such Persons performing services principally for any member of the Company Group, which (A) either (x) provides for base annualized compensation equal to or greater than Fifty Thousand Dollars ($50,000.00) or (y) may not be terminated by the applicable member of the Company Group upon thirty (30) days or less advance notice and without payment of any penalty or severance, or (B) provides for any grant of any compensation or benefits, or any acceleration of any vesting period, following a change in control of the Company, whether alone or in conjunction with any other event;

(viii) all Contracts relating to Indebtedness (including guarantees);

(ix) all Contracts pursuant to which current Employees and former employees of any member of the Company Group assigned to the applicable Company Group member any ownership interest and right they may have had in the Owned IP or Intellectual Property Registrations (other than Standard Employee Invention Agreements);

(x) all Contracts with any Governmental Authority;

(xi) all Contracts that limit or purport to limit the ability of any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time, including any Contracts which contain non-competition, non-solicitation, most-favored nations pricing, exclusivity, minimum volume requirement, guaranteed pricing or other similar restrictive provisions restricting the operations of any member of the Company Group in any way;

(xii) all Contracts with any Material Customer or Material Supplier;

(xiii) except as contemplated by the proposed transaction, all Contracts relating to the acquisition of any business (whether by merger, sale of equity, sale of assets or otherwise) or Equity Securities of any other Person during the past three (3) years or pursuant to which any member of the Company Group has any material outstanding obligation or Liability;

(xiv) all Contracts under which any member of the Company Group is a lessor or lessee of any tangible personal property, in each case, involving annual rental payments in excess of Twenty-Five Thousand Dollars ($25,000);

(xv) all Contracts, including Contracts with any Governmental Authorities, that are settlements, conciliations, or similar agreements pursuant to which any member of the Company Group will have any outstanding obligations (other than customary confidentiality obligations) after the date of this Agreement; or

(xvi) all Contracts with any current officer, director or manager of any member of the Company Group or any Affiliates of such Company Group member (other than as set forth on Section 3.13(a)(vi)).

(b) The Company has heretofore made available to Buyer true and correct copies of all Material Contracts, together with all material amendments, exhibits, attachments and waivers thereto. Each Material Contract is valid and binding on the member of the Company Group that is a party to such Material Contract in accordance with its terms and (assuming due authorization, execution and delivery by the counterparty thereto) is in full force and effect. No member of the Company Group is, nor is, to the Company’s Knowledge, any other party thereto, in breach of or default under any Material Contract. No member of the Company Group has, nor has, to the Company’s Knowledge, any other party thereto, provided or received any written notice of any intention to terminate or not renew any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. There are no disputes pending, or to the Company’s Knowledge, threatened under any Material Contract.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule is a true and complete list of all (i) Intellectual Property Registrations, specifying as to each, as applicable, the title, mark, or design, the owner(s), the jurisdiction by or in which it has been issued, registered, or filed, the patent, registration, or application serial number, and the issue, registration, or filing date, and (ii) Owned IP that is not registered and that is material to the operation of the Business. All required filings and fees related to such Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, all Intellectual Property Registrations and Owned IP are subsisting, in good standing, otherwise valid and enforceable. The Company Group (A) exclusively owns and possesses all right, title and interest in and to all Owned IP, and (B) has sufficient rights pursuant to an Intellectual Property License (together with the Incidental Outbound Licenses, Incidental Inbound Licenses or Standard Employee Invention Agreements) to all other Intellectual Property Assets, in each case of (A) and (B), that are used or held for use in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted, and that are free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 3.14(b) of the Disclosure Schedule lists all Intellectual Property Licenses. The Company has provided Buyer true and complete copies of all such Intellectual Property Licenses, including all modifications, amendments, and supplements thereto and waivers thereunder. All such Intellectual Property Licenses, Incidental Outbound Licenses, Incidental Inbound Licenses, and Standard Employee Invention Agreements: (i) are valid, binding and enforceable between the applicable member of the Company Group and the other parties thereto, and neither the applicable Company Group member nor any other party thereto, has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Contract; and (ii) each applicable member of the Company Group and, to the Company’s Knowledge, such other parties to any such Contracts, are in compliance with the terms and conditions thereof and other terms applicable to the use of the associated Intellectual Property, including commercial licenses as well as Open Source Licenses, as applicable, in all respects.

(c) There are no, and there have not been, any Actions (including any oppositions, interferences, re-examinations, cancellation, revocation, review or other proceeding) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license or cease and desist letters): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any member of the Company Group, their Affiliates or in connection with the past or current conduct of the Business or the past or current ownership or use of the Intellectual Property Assets, or any indemnification claims in connection therewith; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Owned IP or the Company Group’s rights in and to any other Intellectual Property Assets or Intellectual Property Licenses; or (iii) by any member of the Company Group or any other Person alleging the infringement, misappropriation, dilution or violation by any Person of the Owned IP. Neither the Owners nor the Company are aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Each member of the Company Group has complied with all terms and requirements of and are not in default under any Intellectual Property Licenses no other party or parties to any such Intellectual Property Licenses is in default thereunder. No Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Owned IP. No Owned IP is bound by any Contract, order, judgment, writ, injunction, stipulation, award or decree restricting or otherwise limiting the use, validity, enforceability, scope, licensing or ownership thereof or any right, title or interest of any member of the Company Group with respect thereto.

(d) The conduct of the Business as currently conducted and previously as conducted, and the Company Services and Products, as applicable, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person, nor has, to Company’s Knowledge, Company been provided or received any written notice that Company has infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person.

(e) To the Company’s Knowledge, there has been no unauthorized disclosure by any member of the Company Group, their respective agents or representatives of any Trade Secrets.

(f) Each member of the Company Group has taken commercially reasonable steps under the circumstances to protect, preserve and maintain the Owned IP and all material Trade Secrets. Each Person that has had or currently has access to any Trade Secrets included in the Owned IP (including any part of any Source Code) is subject to written obligations regarding the confidentiality and non-disclosure thereof. Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property for, on behalf of or under the direction or supervision of the applicable member of the Company Group, has executed and delivered to such member of the Company Group a valid and enforceable written Contract providing for (i) the confidentiality and non-disclosure by such Person of all Trade Secrets and (ii) the assignment by such Person (by way of a present grant of assignment or otherwise by operation of law) to the applicable member of the Company Group of all right, title and interest in and to all Intellectual Property arising out of such Person’s employment by, engagement by, or Contract with such member of the Company Group. To the Company’s Knowledge, no Person is in breach of any Contract or obligation referenced in this Section.

Section 3.15 Software and Information Technology.

(a) The Software that is owned or currently used or held by each member of the Company Group is either: (i) owned or licensed by such member of the Company Group (under copyright and/or other intellectual property law including, to the extent not publicly registered, as a Trade Secret); (ii) currently in the public domain or otherwise available to such member of the Company Group without the license, lease or consent of any Person; or (iii) used under rights granted to such member of the Company Group pursuant to an agreement or license that are sufficient in all material respects. Each member of the Company Group possesses or controls the Source Code for all Software owned by such member of the Company Group. Other than any Source Code described in Section 3.15(a) of the Disclosure Schedule as having been disclosed in a public copyright registration, no member of the Company Group has disclosed the Source Code to any Software owned by any member of the Company Group to any Person who is not an authorized employee or independent contractor of any member of the Company Group that is obligated to confidentiality and non-disclosure as set forth herein or who is not a third party Software development service provider with whom such member of the Company Group has a written agreement containing such obligations. No Software owned or licensed by any member of the Company Group is subject to any Copyleft License, or any other obligation that would require such member of the Company Group to divulge to any Person any Source Code of any Software owned by such member of the Company Group. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such Source Code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any other Person.

(b) Each member of the Company Group uses commercially reasonable practices that are designed to: (i) identify Open Source Materials used by such member of the Company Group, internally or as part of any Software included in the Company Services and Products (including the manner of use(s) of such software by such member of the Company Group, whether such software has been modified, and the applicable Open Source License for each such item of software); and (ii) avoid the unintended release or required release of Source Code for any Software included in the Company Services and Products to third parties (as a result of inadequate security measures, Open Source License terms, or otherwise). To the Company’s Knowledge, all use and distribution of the Company Services and Products or use and distribution of any Open Source Materials by or through any member of the Company Group, is and has been in compliance in all material respects with the Open Source Licenses applicable thereto.

(c) To the Company’s Knowledge, there are no (i) disabling codes nor instructions nor any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” in any of the Company Services and Product, or (ii) other software routines or hardware components in any of the Company Services and Products that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any such Company Services and Products (or all parts thereof) or the data or other software of users thereof ((i) and (ii), collectively, “Contaminants”) that have not been completely eradicated from such Company Services and Products prior to the date hereof.

(d) The Company Group has taken commercially reasonable steps to (i) protect the confidentiality, integrity and security of the Business Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (ii) ensure that Business Systems used in connection with the Business are (A) in satisfactory working order and run in a reasonable and efficient manner in all material respects, and (B) free from Contaminants. The Company Group has implemented, tested and maintain commercially reasonable data recovery, information and information systems security, disaster recovery, and business continuity plans, has regularly tested and fully encrypted backup systems, procedures and facilities in place for the Company Group, and has taken commercially reasonable steps to safeguard the Business Systems utilized in the operation of the Business. To the Company’s Knowledge, there have been no breaches or unauthorized intrusions of the security of the Business Systems of any member of the Company Group that have resulted in any actual or reasonably likely potential compromise of any Personal Data or the ongoing security of such Business Systems or any Security Incidents. To the Company’s Knowledge, the Company Group has implemented all security patches and upgrades that are made available to the Company Group for its Business Systems where such patches or upgrades are necessary, appropriate, or required to safeguard the security of such Business Systems. The Business Systems are sufficient in all material respects for the conduct of the Business. To the Company’s Knowledge, in the last two (2) years, there have been no failures, breakdowns or continued substandard performance of any Business Systems which have caused the material disruption or material interruption in or to the use of the Business Systems or the operation of the Business.

(e) Where any member of the Company Group (or any Person on behalf of any member of the Company Group) has authored, conceived, created, reduced to practice, or developed any Intellectual Property for a customer (each, a “Customization”), and either ownership of such Customization does not vest in the applicable Company Group member or such Company Group member is not licensed such Customization without material restriction, such Customization: (i) has not been provided to any other licensees or customers of any member of the Company Group and (ii) is not necessary for the ongoing operation of the Business. Each member of the Company Group has not licensed, disclosed, distributed, transferred, assigned, or otherwise made available to any of their respective customers, as applicable, any Customization constituting or containing Software that is governed by a Copyleft License or any other obligation that would require any such customer to divulge to any Person any Source Code, without the consent of such customer.

Section 3.16 Inventory. All inventory of each member of the Company Group, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practices of the Company Group, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves have been established. All such inventory is owned by the applicable member of the Company Group free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.17 Real Property.

(a) No member of the Company Group owns or has ever owned any Real Property.

(b) Section 3.17(b) of the Disclosure Schedule sets forth each parcel of Real Property in which any member of the Company Group has a leasehold, subleasehold, license, concession or other real property right or interest (collectively, the “Leased Real Property”), and a true, correct and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties, subordination agreements and other agreements with respect thereto, pursuant to which any member of the Company Group holds any Leased Real Property (each a “Lease” and, collectively, the “Leases”). The Leased Real Property comprises all of the Real Property (owned or leased) used in, held for use in or otherwise necessary for the conduct of the Business. With respect to each Lease:

(i) such Lease is valid, binding, enforceable in accordance with its terms and in full force and effect;

(ii) the applicable member of the Company Group is not, as applicable, nor, to the Company’s Knowledge, any other Person under any of the Leases in breach or default under such Lease;

(iii) the applicable member of the Company Group has not assigned, transferred, sublet, or granted any Person the right to use or occupy such Leased Real Property or granted any other security interest in such Lease or any interest therein, except as expressly set forth in Section 3.17(b) of the Disclosure Schedule; and

(c) The applicable members of the Company Group have a good and valid leasehold interest in the Leased Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. No amounts are owed and no obligations remain unsatisfied by any member of the Company Group under any Lease for buildout, tenant improvements, capital expenditures, allowances, brokerage commissions, finder’s fees or rent abatement, and no such amounts will be owed by Buyer or any member of the Company Group after assignment of any Lease or the consummation of the transactions contemplated hereunder. There is no condemnation, expropriation, or other proceeding in eminent domain pending or, to the Company’s Knowledge, threatened or affecting any Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ, or judgment outstanding, nor any claims, litigation, administrative actions, or similar proceedings pending or, to the Company’s Knowledge, threatened, relating to the ownership, lease, use, or occupancy of the Leased Real Property or any portion thereof, or the operation of the Business thereon. All public utilities currently serving the Leased Real Property and public and quasi-public improvements upon or adjacent to the Leased Real Property, as applicable (including, all applicable electric lines, water lines, gas lines and telephone lines): (A) are adequate to service the requirements of the Leased Real Property and the Business, and all payments for the same have been made, (B) to the Company’s Knowledge, enter the Leased Real Property directly through adjoining public streets and do not pass through adjoining private land and (C) are installed and operating, and all installation and connection charges have been paid for in full. Each of the Leased Real Properties consists of a single zoning lot and no other property is within such zoning lot. To the Company’s Knowledge, the Leased Real Property is not encumbered by a declaration or other agreement transferring any development rights or air rights appurtenant to the Leased Real Property to any other property. To the Company’s Knowledge, the Leased Real Property is in compliance with all applicable zoning ordinances

(d) Section 3.17(d) of the Disclosure Schedules sets forth a description of all material Leasehold Improvements for each Leased Real Property. Each applicable member of the Company Group has good and marketable title to the Leasehold Improvements, free and clear of all liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein. There are no structural deficiencies or, to Company’s Knowledge, any latent defects affecting any of the Leasehold Improvements and there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the Business. The Leasehold Improvements are in good condition and repair and the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business with respect to the operation of the Leased Real Property that are not material in nature or cost.

(e) To the Company’s Knowledge, all buildings, fixtures, tangible personal property and leasehold improvements used in the Business are located on the Leased Real Property and none of the Leasehold Improvements encroach on (i) any adjoining property owned by others or public rights of way, or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement or similar Contract. Each parcel of Leased Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. To the Company’s Knowledge, there are no restrictions on entrance to or exit from the Leased Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Leased Real Property to existing highways or roads.

(f) There has not been in the past twelve (12) months, and there is not now, any casualty affecting the Leased Real Property, and there is not now any disrepair or damage that remains unrepaired, due to any prior casualty, if any, affecting the Leased Real Property.

Section 3.18 Customers and Suppliers. Section 3.18 of the Disclosure Schedule sets forth the names of each of the Material Customers and Material Suppliers of the Business (and the applicable revenue or expenditure for each such Material Customer and Material Supplier for the periods contemplated hereby). No Material Customer has indicated in writing or, to the Company’s Knowledge, orally to any member of the Company Group that it intends to terminate its business relationship with the Company Group or that it intends to limit or adversely alter its business relationship with the Company Group in any material respect (including with respect to pricing, volume or other terms of purchase). To the Company’s Knowledge, there is no basis for any Material Customer to terminate, limit, or otherwise adversely alter its business relationship with any member of the Company Group. No Material Supplier has indicated in writing or, to the Company’s Knowledge, orally to any member of the Company Group that it intends to terminate its business relationship with the Company Group or to limit or adversely alter its business relationship with the Company Group in any material respect. To the Company’s Knowledge, there is no basis for any Material Supplier to terminate, limit, or otherwise adversely alter its business relationship with any member of the Company Group. For purposes of this Agreement:

(a) any reference to a “Material Customer” shall mean the top twenty (20) customers of the Business (based on sales during the twelve month period ended December 31, 2021, after deducting all applicable discounts, allowances, rebates, credits and Taxes); and

(b) any reference to a “Material Supplier” shall mean any supplier or trade vendor of the Business from which the Company Group purchased Fifty-Thousand Dollars ($50,000) or more of goods or supplies (after deducting all applicable returns, discounts, allowances, rebates, credits and Taxes) during the twelve month period ended December 31, 2021.

Section 3.19 Employee Benefits.

(a) Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of each material Benefit Plan (other than offer letters, employment agreements and similar engagement agreements for “at will” services that do not provide for severance benefits) and identifies each Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code (a “Qualified Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Buyer true, correct and complete copies of the following (to the extent applicable to such Benefit Plan): (i) the current plan document and all amendments thereto (and for any unwritten plan, a summary of the material terms); (ii) the most recent summary plan description and all summaries of material modification thereto; (iii) the most recent determination, opinion or advisory letter received from the Internal Revenue Service with respect to each Qualified Benefit Plan that is intended to be qualified under Code Section 401(a); (iv) the three (3) most recently filed Form 5500 annual report (with all schedules and attachments thereto); (v) all related trust agreements, insurance Contracts, and other funding arrangements; (vi) any material non-routine correspondence with any Governmental Authority related to a Benefit Plan during the prior three (3) years; and (vii) if the Company Group has more than fifty (50) full-time employees, the three (3) most recently filed Forms 1095-C and 1094-C.

(c) Each Benefit Plan has been established, maintained, funded and administered, both in form and operation, in all material respects in accordance with its terms and with all applicable provisions of the Code, ERISA, the Patient Protection and Affordable Care Act, and other applicable Laws, and nothing has occurred and, to the Company’s Knowledge, no condition exists with respect to any Benefit Plan that would reasonably be expected to subject any member of the Company Group to a material excise Tax or penalty under ERISA or the Code, including, but not limited to Tax under sections 4980H, and/or 6652 of the Code. Except as would not reasonably be expected to result in a material Liability to any member of the Company Group, all reporting, disclosure, and notice requirements of ERISA, the Code and other applicable laws have been satisfied with respect to each Benefit Plan.

(d) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan; nor has any such Plan been partially terminated under applicable Law during the three-year period immediately preceding the Closing Date under circumstances which would require accelerated vesting as of such partial termination.

(e) Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject any member of the Company Group, any Benefit Plan or Buyer or any of their respective Affiliates to a material penalty under Section 502 of ERISA, any Liability under Title IV of ERISA or to a material excise Tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and in compliance in all material respects with all applicable Laws, and all benefits, contributions, distributions and premiums for any period ending on or before the Closing Date have been made or properly accrued. With respect to any Benefit Plan, no event has occurred or is reasonably expected by the Company to occur that has resulted in or would subject any member of the Company Group, any Benefit Plan or Buyer or any of their respective Affiliates to an excise Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 430(k) of the Code.

(f) No Benefit Plan is, and neither the Company Group nor any ERISA Affiliate sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or otherwise has any Liability with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code and Section 210 of ERISA); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No member of the Company Group has any current or contingent Liability or obligation with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely on account of an ERISA Affiliate other than the Company.

(g) No Benefit Plan would prohibit the transactions contemplated by this Agreement. Except as required by applicable Law or the terms of this Agreement, the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event, (i) could not result in the payment, funding or acceleration of any payment, benefit or vesting to any current or former Employee, director, officer or service provider of any member of the Company Group under any Benefit Plan or otherwise, (ii) increase the amount of compensation or benefits due to any current or former Employee, director, officer or service provider of any member of the Company Group, or (iii) entitle any individual or their beneficiaries to any payment or benefit under any Benefit Plan or otherwise.

(h) No amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement (whether contingent or otherwise) by any individual pursuant to any Benefit Plan or otherwise could, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i) With respect to each Benefit Plan, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in ERISA has occurred that would result in any material Liability for any member of the Company Group, Buyer or any Benefit Plan.

(j) Other than as required by applicable Law, no Benefit Plan provides, and no member of the Company Group has any current or potential obligation to provide, post-termination or post-employment benefits or coverage in the nature of health, life or disability insurance to any current or former director, officer or Employee, or their respective survivors, dependents or beneficiaries or other Person (other than (i) as required by applicable Law, including Section 4980B of the Code and similar provisions of state Law, (ii) coverage through the end of the month of termination of employment or service, (iii) disability benefits attributable to disabilities occurring at or prior to termination of employment or service, (iv) death benefits when termination occurs upon death, and (v) conversion rights at the sole expense of the converting individual).

(k) There are no pending or, to the Company’s Knowledge, threatened, Actions relating to a Benefit Plan, nor, to the Company’s Knowledge, any facts or circumstances that would reasonably be expected to give rise to any such Actions, and no Benefit Plan is the subject of an on-going examination or audit by a Governmental Authority. No member of the Company Group has, nor has any fiduciary of any Benefit Plan, received any communication or correspondence from the Department of Labor or the IRS in respect of the failure to comply with the Form 5500 filing requirements, including, but not limited to, any notification in writing of any failure to file a timely and complete annual report under Title I of ERISA or any Department of Labor Notice of Intent to Assess a Penalty, other than any such communication or correspondence the subject of which has been fully resolved.

(l) No member of the Company Group has, nor do any of its Affiliates have, any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any Labor Agreement (except for amendment and modifications required by Law).

(m) Each Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all relevant times been operated in compliance with, and each member of the Company Group has complied in practice and operations with, all applicable requirements of Section 409A of the Code. No member of the Company Group has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including Section 409A or 4999 of the Code.

(n) Notwithstanding anything herein to the contrary, the Company shall terminate the Company’s 401(k) plan effective as of the date immediately prior to the Closing Date, conditioned upon the consummation of the Closing.

Section 3.20 Employment Matters.

(a) The Company has provided to Buyer a true, complete and accurate list of all Employees of each member of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and such list sets forth for each individual, the following: (i) name; (ii) job title or position, (iii) full-, part-time, or temporary status; (iv)  date of hire; (v) work location; (vi) annual salary or hourly wage rate (as applicable); (vii) current commission, bonus or any other incentive-based compensation entitlements; (viii) accrued vacation days or other paid time off, (ix) Fair Labor Standards Act exempt or non-exempt classification, (x) leave status, and (xi) employing entity. The Company has provided to Buyer a list of all persons who are consultants or independent contractors (“independent contractors”) engaged by each member of the Company Group as of the date hereof, whether doing business as an entity or not, and sets forth for each the following: (i) name of the independent contractor; (ii) date of engagement or commencement of a contract; (iii) duration of the engagement or contract; and (iv) a copy of the current contract or description of all material terms of the contract.

(b) Each Employee is legally authorized to work in the jurisdiction in which such Employee provides services to the applicable member of the Company Group. To the Company’s Knowledge, no current or former employee or independent contractor of any member of the Company Group has breached or violated in any material respect any term of any employment agreement, nondisclosure agreement, noncompetition agreement, non-solicitation agreement, restrictive covenant, trade secret, Intellectual Property ownership, or any other similar obligation that he or she owes (in each case, subject to applicable Law), to any member of the Company Group, or to any third party. In all material respects, all earned compensation, including wages, salaries, wage premiums, commissions, bonuses, incentive compensation, severance and termination payments, fees and other compensation that has come due and payable to all current and former employees and independent contractors of the members of the Company Group under applicable Law, Contract, or company policy has been paid in full. Neither any member of the Company Group, nor to the Company’s Knowledge, any employee or agent thereof, have made, directly or indirectly, any written or oral representations to any current or former employee promising or guaranteeing, or otherwise concerning, any employment, offer of employment, or terms and conditions of employment (including salary, wages, employee benefits, or visa sponsorship or renewal) to take effect, be implemented, or commence upon or after the Closing Date.

(c) (i) no member of the Company Group has been, party to, or is bound by, any collective bargaining or other Contract or understanding with any labor organization, works council or labor union (each, a “Labor Agreement”), (ii) no employees of any member of the Company Group have been represented by any labor union, works council, or other labor organization with respect to their employment with such member of the Company Group, and (iii) there have been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand-billing or other material labor disputes against or affecting any member of the Company Group. No labor union, works council, other labor organization, or group of employees of any member of the Company Group has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there have been no labor organizing activities with respect to any employees of any member of the Company Group or its Subsidiaries.

(d) With respect to the transactions contemplated by this Agreement, each member of the Company Group has satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(e) Each member of the Company Group is, and has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), state or federal, employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, reasonable accommodations, overtime compensation, unemployment insurance, or other employment related matters and there are no pending or threatened proceedings, charges, filings, audits or investigations against any member of the Company Group by any entity or individual or by or with any Governmental Authority relating to or in connection with the same. No member of the Company Group has failed to properly classify or treat any person as an employee under all applicable Laws. Each member of the Company Group has fully complied with all material terms of any contract it has with any independent contractors.

(f) To the Company’s Knowledge, no executive officer, management Employee or group of Employees intends to terminate his, her or their employment with the applicable member of the Company Group.

(g) Each person who currently provides services to any member of the Company Group as a consultant, independent contractor, leased employee, or other non-employee service provider, or who has previously provided such services is and has been properly classified and treated as such for all applicable purposes, and the applicable member of the Company Group has fully and accurately reported their compensation on IRS Forms 1099 (or other applicable forms) when required to do so. No member of the Company Group has any Liability, including any obligations under any Benefit Plan, with respect to any misclassification of an individual performing services for such member of the Company Group as an independent contractor, consultant, leased employee, or other non-employee service provider rather than as an employee.

(h) Except as set forth in Section 3.20(h) of the Disclosure Schedule, no individuals are currently providing, or have provided during the last three (3) years, services to any member of the Company Group pursuant to an employee leasing agreement, staffing or other similar arrangement with any third party employee leasing or staffing agency, nor has any member of the Company Group entered into any arrangement related to such services.

(i) With respect to any allegation of sexual harassment, discrimination, or retaliation for which the Company has Knowledge, that the Company has determined to have potential merit, the Company has conducted thorough and impartial investigations and taken appropriate corrective action that is reasonably calculated to address such conduct and to prevent further improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations and does not have Knowledge of any allegations relating to officers, directors, independent contractors or employees of any member of the Company Group, that, if known to the public, would or would reasonably be expected to bring any member of the Company Group into material disrepute.

(j) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or material reduction in salary or wages affecting employees of any member of the Company Group has occurred for any reason since March 1, 2020 or is currently contemplated, planned or announced, including, but not limited to, factors such as any relating to COVID-19 or any Law directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company Group has not otherwise experienced any material employment-related Liability with respect to COVID-19.

(k) The Company Group maintains, and has at all relevant times maintained, adequate insurance coverage , including employer’s liability coverage and umbrella coverage, as necessary to pay the costs to defend and satisfy any reasonable settlement, demand, judgment, or any other Liability that may be entered in or arise out of any proceedings or claims related to or brought by any employee or independent contractor of any member of the Company Group, and each member of the Company Group has materially complied with all applicable terms of any such insurance policy for such coverage related to notification, cooperation, and payment of any premiums or applicable deductible such that coverage for any such proceedings or claims would not reasonably be expected to be denied for failure of any member of the Company Group to comply with the terms of any such insurance policies.

Section 3.21 Privacy and Personal Data (a). Each member of the Company Group has at all times followed, in all material respects, generally accepted industry practices for the protection of Personal Data and Confidential Information within such Company Group member’s possession, custody, or control against loss, damage, and unauthorized access, use, modification or disclosure. To Company’s Knowledge, each of the third parties that have performed services for any member of the Company Group and have had access to Personal Data comply, and have at all times materially complied, with all (i) applicable Laws (including, as applicable, the General Data Protection Regulation (GDPR) (EU) (2016/679), and any other laws relating to data privacy (including Personal Data), security, or protection); (ii) terms of any applicable Contracts to which any member of the Company Group is bound; (iii) applicable self-regulatory requirements and applicable industry standards, and PCI-DSS, and (iv) the terms of any applicable privacy policies or other written representations concerning the security and the collection, storage, use, transfer and/or other processing of any Personal Data as well as appropriate recovery measures in the event of a security incident with respect thereto ((i) through (iv), collectively, the “Personal Data Requirements”). To Company’s Knowledge, each of the third parties that have performed services for any member of the Company Group and have had access to Confidential Information comply, and have at all times materially complied, with all terms of any applicable Contracts to which any member of the Company Group is bound. Each member of the Company Group has at all times taken commercially reasonable measures to protect Personal Data or Confidential Information against loss, theft, material unplanned unavailability or alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other Processing activity.

(b) There has been no, and no Company Group member has been required by applicable Law or Contract to or voluntarily elected to give, notice to any customer, supplier, Governmental Authority, employee, or other person of, any actual or alleged, loss or unauthorized use, acquisition, or access, or other processing, or impairment of access, or other Security Incidents, with respect to any Business System, Personal Data in the possession, custody, or control of, or Processed by or on behalf of any member of the Company Group (including in the possession or custody of any third party or affiliate providing services for any member of the Company Group), or Intellectual Property Assets, or that is otherwise material to the Business. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not result in a breach or violation of any Personal Data Requirements. There is not and has not been any written complaint to, or any audit, proceeding, inquiry, investigation (formal or informal) or claim against, any member of the Company Group or any of their customers, affiliates, or service providers (in the case of customers, affiliates, or service providers, to the extent relating to the Business) by any private party, data protection authority, or any other Governmental Authority, foreign or domestic, (i) alleging any violation by any member of the Company Group of any Personal Data Requirement or (ii) regarding the collection, Processing, storage, transfer, and/or use of Personal Data or any Security Incident.

Section 3.22 Insurance. The Company has provided to Buyer true, correct and complete copies of, and Section 3.22 of the Disclosure Schedule sets forth a list of, all current policies or binders of insurance, including fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, employment practices liability, directors and officers liability, errors and omissions liability, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company Group (collectively, the “Insurance Policies”) and a list of all pending claims and the claims history for Company Group since January 1, 2020. There are no claims related to any member of the Company Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No member of the Company Group has, nor have any of their Affiliates, received any written or, to the Company’s Knowledge, oral notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. No member of the Company Group is in material breach or default of any such Insurance Policy. The Company Group does not have any self-insurance or co-insurance programs.

Section 3.23 Product Liability. Company has not received any notice that any member of the Company Group has, and to the Company’s Knowledge there are no circumstances that could reasonably be expect to result in any member of the Company Group having, any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by any member of the Company Group or with respect to any services rendered by any member of the Company Group. Each product sold or delivered and each service rendered by any member of the Company Group has been in conformity in all respects with contractual commitments and express and implied warranties and no member of the Company Group has any liability or obligation for replacement thereof. There have been and there are no product recalls or withdrawals or requests for product recalls or withdrawals by any Governmental Authority or by any customer of the Company Group.

Section 3.24 COVID-19 and COVID-19 Measures.

(a) The Company Group is not subject to (or has received an exclusion from the applicable Governmental Authority) COVID-19 Measures, such that the Company Group may continue to operate in the Ordinary Course of Business as of the date hereof and the reasonably foreseeable future.

(b) Except as set forth in Section 3.24 of the Disclosure Schedule, no member of the Company Group has applied for or received any loan or other financial grant pursuant to any COVID-19 Measure, including any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan, or other U.S. Small Business Administration loan. Any such loan that is set forth in Section 3.24 of the Disclosure Schedule has been paid off, forgiven or otherwise discharged in full, and no member of the Company Group owes any further amounts pursuant to such loans.

Section 3.25 Transactions with Affiliates. Except as set forth in Section 3.25 of the Disclosure Schedule, no officer, director (or equivalent), Affiliate or Owner of any member of the Company Group: (a) owns, directly or indirectly, any interest in or is an officer, director consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any member of the Company Group; (b) owns, directly or indirectly, in whole or in part, any interest in Owned IP; (c) has any loan outstanding to or cause of action or other claim whatsoever against any member of the Company Group; (d) has made, on behalf of any member of the Company Group, any payment or commitment or pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of any member of the Company Group or relative of any of the foregoing, holds more than two (2%) of the outstanding Equity Securities of such corporation or other Person, or (e) is a party to any Contract with any member of the Company Group (excluding (i) this Agreement and the Transaction Documents (ii) any employment agreements or other compensation arrangements or (iii) the organizational documents of any member of the Company Group or standard confidentiality agreements).

Section 3.26 Brokers. Except as set forth on Section 3.26 of the Disclosure Schedule, no broker, finder, investment banker or other agent is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company or the Owners (in the latter case to the extent any member of the Company Group would be liable following the Closing).

Section 3.27 Environmental Matters.

(a) Each member of the Company Group is currently and has been in material compliance with all Environmental Laws and has not, and the Owners have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each member of the Company Group has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.27(b) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the Business or assets of the Company Group, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the applicable member of the Company Group through the Closing Date in accordance with Environmental Laws, and neither Owners nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Business or assets of the Company Group as currently carried out. With respect to any such Environmental Permits, each applicable member of the Company Group has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither any member of the Company Group nor any of the Owners is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or assets of the Company Group or, to Company’s Knowledge, any real property currently or formerly owned, operated or leased by any member of the Company Group, and neither any member of the Company Group nor the Owners have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Owners or any member of the Company Group.

(e) To Company’s Knowledge, there are no active or abandoned aboveground or underground storage tanks on or under real property currently or formerly owned, operated or leased by any member of the Company Group.

(f) Section 3.27(f) of the Disclosure Schedule contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any member of the Company Group and any predecessors as to which any member of the Company Group or the Owners may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Owners nor any member of the Company Group has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by such member of the Company Group.

(g) Neither the Owners nor any member of the Company Group have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) The Owners have provided or otherwise made available to Buyer: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company Group or any currently or formerly owned, operated or leased real property which are in the possession or control of the Owners or the Company Group related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither the Owners nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company Group as currently carried out.

Section 3.28 Bank Accounts. Section 3.28 of the Disclosure Schedule sets forth a list of all of the bank accounts of each member of the Company Group (designating each authorized signatory and the level of each signatory’s authorization).

Section 3.29 Books and Records. The minute books of each member of the Company Group have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of each member of the Company Group contain accurate and complete records of all meetings, and actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.30 Full Disclosure. No representation or warranty by the Owners in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

Representations and Warranties REGARDING THE OWNERS

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Owner represents and warrants to Buyer, individually only with respect to such Owner and on a several (but not joint) basis, that the statements with respect to such Owner contained in this Article IV are true and correct as of the Closing (except, in each case, as to any representations and warranties that specifically relate to an earlier date, and then as of such date), except as set forth in the Disclosure Schedule, the following:

Section 4.1 Ownership. As of immediately prior to the Closing, such Owner owns exclusively, beneficially and of record, and has good and valid title to, the Equity Securities of the Company as set forth opposite such Owner’s name on Section 3.5(a) of the Disclosure Schedule, free and clear of any Encumbrance (other than restrictions pursuant to applicable securities Laws and the Company’s Organizational Documents), and such Owner does not own, directly or indirectly, any other Equity Securities of the Company. Upon the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, at the Closing, Buyer will acquire good and valid title to the Company Shares owned by such Owner as set forth on Exhibit A hereto, free and clear of all Encumbrances on such Company Shares, other than Encumbrances created by Buyer and restrictions pursuant to applicable securities Laws and the Company’s Organizational Documents.

Section 4.2 Authority and Enforceability; No Conflicts.

(a) Such Owner has full power, capacity, and authority to execute this Agreement and the Transaction Documents to which such Owner is (or will be) a party and to perform such Owner’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such Owner and, assuming the due authorization, execution and delivery by each of the other parties hereto other than such Owner, this Agreement is the valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms, and each of the other Transaction Documents to which such Owner is (or will be) a party, when executed by such Owner, and assuming the due authorization, execution and delivery by each of the other parties thereto other than such Owner, will be the valid and binding obligation of such Owner, enforceable against such Owner in accordance with its terms except to the extent such enforceability is limited by the Enforceability Exceptions. No other proceeding, consent, approval, vote or other action on the part of such Owner is necessary to approve the execution and delivery by such Owner of this Agreement or the other Transaction Documents to which such Owner is (or will be) a party and consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by such Owner of this Agreement and the other Transaction Documents to which he, she or it is (or will be) a party and the consummation by such Owner of the transactions contemplated hereby and thereby do not and will not as of immediately following the Closing (i) violate (with or without the giving of notice or lapse of time, or both) any Law applicable to such Owner, any Organizational Documents applicable to such Owner or contracts to which such Owner is a party, (ii) require any consent, approval or authorization of, declaration, filing, registration or qualification with, exemption or other action by, or notice to, any Person, or (iii) result in the creation of any Encumbrance on any Equity Securities of the Company held by such Owner, in each case, except as would not materially and adversely affect the consummation of the transactions contemplated by this Agreement.

Section 4.3 Brokers

Except as set forth on Section 4.3 of the Disclosure Schedule, such Owner does not and will not as of immediately following the Closing have, directly or indirectly, any Liability for brokers’ or finders’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby that would reasonably be expected to become payable by any member of the Company Group.

Section 4.4 Legal Actions; Governmental Orders

There is not pending, or, to the knowledge of such Owner, threatened any Action: (i) by or against such Owner that relates to, or would reasonably be expected to cause a Material Adverse Effect with respect to, the Company Shares, the Business, or any assets owned or used by any member of the Company Group; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, in each case, in any material respect, the transactions contemplated by this Agreement. There is no Governmental Order to which such Owner is bound or subject relating to the Company Shares and such Owner is not subject to any Governmental Order that relates to the business of or any assets owned or used by any member of the Company Group. Such Owner is in compliance in all material respects with each Governmental Order to which it is bound relating to the Company Shares, the Company Group’s assets, or to the Business of, or any assets owned or used by, the Company Group.

Section 4.5 Investor Representations. In connection with the issuance by Buyer of the Buyer Shares to the Owners, each Owner represents only with respect to such Owner:

(a) is acquiring the Buyer Shares for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act;

(b) understands that (i) Buyer Shares have not been registered under the Securities Act; (ii) the Buyer Shares are being issued pursuant to an exemption from registration, based in part upon the Buyer’s reliance upon the statements and representations made by the Owners in this Agreement, and that the Buyer Shares must be held by such Owner indefinitely, and that the Owner must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) each certificate or book entry representing the Buyer Shares will be endorsed with the following legend until the earlier of (1) the Buyer Shares have been registered for resale by such Owner or (2) the date the Buyer Shares are eligible for sale under Rule 144 under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(iv) the Buyer will instruct any transfer agent not to register the transfer of the Buyer Shares (or any portion thereof) until the applicable date set forth in clause (iii) above unless the conditions specified in the foregoing legends are satisfied, or other satisfactory assurances of such nature are given to the Buyer;

(c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in connection with the transactions contemplated in this Agreement. Such Owner has, in connection with its decision to acquire the Buyer Shares, relied only upon the Buyer SEC Documents and the representations and warranties contained herein. Further, such Owner has had such opportunity to obtain additional information and to ask questions of, and receive answers from, the Buyer, concerning the terms and conditions of the investment and the business and affairs of the Buyer, as such Owner considers necessary in order to form an investment decision;

(d) except with respect to any Owner that is a Non-Accredited Investor, is an “accredited investor” as such term is defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act; and

(e) is not acquiring the Buyer Shares as a result of any advertisement, article, notice or other communication regarding the Buyer Shares published in any newspaper, magazine or similar media or broadcast over the television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 4.6 No Investment, Tax or Legal Advice

Each Owner understands that nothing in the Buyer SEC Documents, this Agreement, or any other materials presented to such Owner in connection with its acquisition of the Buyer Shares constitutes legal, tax or investment advice. Each Owner has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of Buyer Shares.

Section 4.7 Additional Acknowledgment

Each Owner acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other person. Each Owner acknowledges that it has not taken any actions that would deem the Owners to be members of a “group” for purposes of Section 13(d) of the Exchange Act.

Section 4.8 Limited Ownership

The acquisition of the Buyer Shares issuable to each Owner at the Closing will not result in such Owner (individually or together with any other person or entity with whom such Owner has identified, or will have identified, itself as part of a “group” in a public filing made with the SEC involving Buyer’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of common stock or voting power of the Buyer on a post-transaction basis that assumes that the Closing shall have occurred. Such Owner does not presently intend to, along or together with others, make a public filing with the SEC to disclose that it has (or that it together with such other persons or entities have) acquired, or obtained the right to acquire, as a result of the Closing (when added to any other securities of the Buyer that it or they then own or have the right to acquire), in excess of 19.999% of the outstanding shares of common stock or the voting power of the Buyer on a post-transaction basis that assumes that the Closing shall have occurred.

Section 4.9 No Short Position

As of the date hereof, and as of the Closing Date, each Owner acknowledges and agrees that it does not and will not (between the date hereof and the Closing Date) engage in any short sale of the Buyer’s voting stock or any other type of hedging transaction involving the Buyer’s securities (including, without limitation, depositing shares of the Buyer’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling the Buyer’s securities).

Article V

Representations and Warranties OF Buyer

Buyer represents and warrants to the Owners that the statements contained in this Article V are true and correct as of the Closing (except as to any representations and warranties that specifically relate to an earlier date, and then as of such date).

Section 5.1 Organization and Authority. Each of Buyer and Merger Sub is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and has the full corporate power and authority to own, operate or lease its properties and assets and to carry on its business on and after the Closing, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on Buyer, or on the consummation of the transactions contemplated by this Agreement.

Section 5.2 Authority of Buyer. Each of Buyer and Merger Sub has full power and authority to enter into this Agreement and the Transaction Documents to which Buyer and Merger Sub is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Merger Sub of this Agreement and any Transaction Document to which Buyer and Merger Sub is a party, the performance by Buyer and Merger Sub of their respective obligations hereunder and thereunder and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Owners and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub enforceable against Buyer and Merger Sub in accordance with its terms, except as limited by the Enforceability Exceptions. When each Transaction Document to which Buyer and Merger Sub is or will be a party has been duly executed and delivered by Buyer and Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer and Merger Sub enforceable against it in accordance with its terms except as enforceability is limited by the Enforceability Exceptions.

Section 5.3 Consents of Third Parties. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not as of immediately following the Closing: (a) conflict with or result in a violation or breach of, or default under any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer or Merger Sub; (b) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Buyer or Merger Sub; or (c) except for such filings as may be required under the HSR Act, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which Buyer is a party or by which Buyer is bound, in each case, except in the case of subclauses (b) and (c) as would not materially and adversely affect the consummation of the transactions contemplated by this Agreement.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer that would reasonably be expected to become payable by any of the Owners.

Section 5.5 Litigation and Proceedings; Compliance with Laws. There are no Actions, or, to the knowledge of Buyer, investigations, pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened, against Buyer or Merger Sub which would reasonably be expected to be material to Buyer or which, if determined adversely to Buyer or Merger Sub, would adversely effect in any material respect the ability of Buyer or Merger Sub to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Buyer or Merger Sub which would reasonably be expected to be material to Buyer or which, if determined adversely to Buyer or Merger Sub, would adverse effect in any material respect the ability of Buyer or Merger Sub to enter into and perform its obligations under this Agreement. Each of Buyer and Merger Sub is and, at all times in the past three (3) years, has been in compliance in all material respects with any and all applicable Laws, Governmental Orders, and agreements with any Governmental Authority to which Buyer or any of its assets or activities are subject.

Section 5.6 Valid Issuance. The Buyer Shares to be issued to the Owners pursuant to this Agreement, when issued, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Encumbrances other than restrictions under applicable securities Laws or Buyer’s Organizational Documents.

Section 5.7 Investment Purpose. Buyer is acquiring the Company Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Company Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Company Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.8 Buyer SEC Documents. Buyer has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2021 through the date hereof (the “Buyer SEC Documents”).  None of the Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article VI
COVENANTS; OTHER AGREEMENTS

Section 6.1 Further Assurances. Following the Closing, each Party shall, from time to time, at the reasonable request of any other Party (at the sole cost or expense of the requesting Party), do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as may be reasonably necessary in order to carry out the intent and accomplish the purpose of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby or thereby. Each Key Owner hereby covenants and agrees to promptly provide Buyer and its representatives with any assistance or cooperation as may be reasonably requested by Buyer in connection with its preparation of audited historical financial statements of the Company Group and unaudited pro forma combined financial statements of the Company Group and Buyer, to the preparation and/or filing of such financial statements are required by applicable Law.

Section 6.2 Waiver and Release. Effective as of the Closing, each Owner, on behalf of such Owner and such Owner’s Affiliates, successors and assigns (collectively, the “Related Parties”), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each member of the Company Group and their respective Affiliates, owners, directors, managers, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Persons”), with respect to, each and all Actions, Liabilities, indebtedness, sums of money, covenants, Contracts (express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in the United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, then existing, in each case which arise out of, are based upon, relate to or are connected with facts or events occurring or in existence on or prior to the Closing Date relating to or in connection with (x) any Owner’s ownership, directly or indirectly, of any equity interests in any member of the Company Group or (y) any Owner’s management, officer and/or employment position(s) with any member of the Company Group (“Released Claims”). Each Owner further represents and warrants that such Owner has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. Each Owner further acknowledges that such Owner is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Owner hereby expressly waives, surrenders and agrees to forego any protection to which such Owner would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Each Owner further acknowledges and agrees that this release and discharge provided pursuant to this Section 6.2 will be governed by and enforced and interpreted in accordance with the Laws of the Commonwealth of Massachusetts, that if any portion of this release is held invalid by the final judgment of any Governmental Authority, the remaining provisions of this release will remain in full force and effect as if such invalid provision had not been included in this release.

Thus, and for the purpose of implementing a full and complete release and discharge with respect to the Released Claims, each Owner expressly acknowledges that this release is intended to include in its effect all Actions and Liabilities in respect of a Released Claim which each Owner does not know of or suspect to exist in their favor at the time of signing this release, and that this release contemplates the release of any such Actions or Liabilities. In no event shall any member of the Company Group, Buyer or their Affiliates have any Liability whatsoever to any Owner for any breaches of the representations, warranties, agreements or covenants of any Owner or the Company hereunder, and in no event may any Owner seek contribution or indemnification from any member of the Company Group, Buyer or their Affiliates in respect of any such breach.

Notwithstanding the foregoing, no Owner or any Related Party releases any claim of such Owner or any other Related Party with respect to (i) any obligation of any Released Person (including, but not limited to the Company after the Closing) pursuant to this Agreement or any other Transaction Document; (ii) any rights of such Owner (or any other Related Party) under this Agreement and any other Transaction Document; (iii) any rights of such Owner (or any Related Party) as a director, employee or officer of any member of the Company Group for any unpaid compensation or benefits earned in the Ordinary Course of Business of the Company Group, any rights to reimbursement for Ordinary Course of Business expenses or the rights to continue to participate in the Company Group’s benefits, if applicable; (iv) in connection with any Fraud by any Released Person, and (v) any claim that cannot be waived as a matter of Law.

Section 6.3 Confidentiality, Non-Competition and Non-Solicitation.

(a) From and after the Closing, each Owner shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Company Group, except to the extent that such Owner can show that such information (a) is generally available to and known by the public through no fault of Owners, any of their Affiliates or their respective representatives; or (b) is lawfully acquired by such Owner, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Owner or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Owner shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Owner is advised by its counsel in writing is legally required to be disclosed, provided that such Owner shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Key Owner shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any member of the Company Group and customers or suppliers of any member of the Company Group. Notwithstanding the foregoing, any Key Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Key Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c) During the Restricted Period, each Key Owner shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of any member of the Company Group or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.3(c) shall prevent any Key Owner or any of its Affiliates from hiring (i) any employee whose employment has been terminated by any member of the Company Group or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d) During the Restricted Period, each Key Owner shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any member of the Company Group or potential clients or customers of any member of the Company Group for purposes of diverting their business or services from any member of the Company Group.

(e) Each Owner acknowledges that a breach or threatened breach of this Section 6.3 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Owner of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f) Each Owner acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.4 Consents. For a period of six (6) months after the Closing, if any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any member of the Company Group is a party is not obtained prior to the Closing, the Owners shall, subsequent to the Closing, reasonably cooperate with Buyer and the Company Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 6.5 Legend Removal. Buyer shall have no obligation to register any of the Buyer Shares for resale, but shall use its commercially reasonably efforts to assist with any removal of restrictive legends with respect to the Buyer Shares to the extent permitted by, and subject to, applicable Law.

Article VII

TAX MATTERS

Section 7.1 Preparation of Tax Returns.1

(a) Owners shall prepare and file all income Tax Returns of each member of the Company Group for taxable periods ending on or before the Closing Date (the “Pre-Closing Income Tax Returns”). The Pre-Closing Income Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Company Group to the extent in compliance with applicable Law. Owner Representative shall deliver or cause to be delivered drafts of the Pre-Closing Income Tax Returns to Buyer for its review at least thirty (30) days prior to the Due Date of any such Tax Returns and shall incorporate all reasonable comments provided by Buyer with respect thereto. Buyer shall prepare and file all other Tax Returns of each member of the Company Group for Pre-Closing Tax Periods and Straddle Periods which are filed after the Closing Date. To the extent necessary, the Owners shall cooperate with the Company in timely filing each such Tax Return. All such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Company Group to the extent in compliance with applicable Law. Buyer shall deliver or cause to be delivered drafts of all such Tax Returns to the Owner Representative for its review at least thirty (30) days prior to the Due Date of any such Tax Return, and shall incorporate all reasonable comments provided by the Owner Representative with respect thereto. No later than five (5) Business Days prior to the due date (including extensions) for filing any such Tax Returns, the Owners shall pay, or cause to be paid, to Buyer all Taxes of the Company Group for Pre-Closing Tax Periods shown as due and payable on such Tax Returns, subject to application of Section 7.2. The Parties intend and agree to report for federal (and applicable state and local) income Tax purposes the Merger and transactions contemplated herein as a “reorganization” within the meaning of Section 368(a)(1) of the Code and for purposes of Section 354 and Section 361 of the Code.

Section 7.2 Straddle Periods. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(a) Periodic Taxes of the Company Group, the determination of the Taxes of the Company Group for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(b) Taxes of the Company Group not described in Section 7.2(a) (such as (A) Taxes based on the income or receipts of the Owners for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 7.5, and (C) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Owners for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company Group for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company Group were closed at the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company Group holds a beneficial interest shall be deemed to terminate at such time).

[1]	Note to Draft: In connection with providing reviewed financial statements and an attestation, the Owners need to have the Company’s accountants prepare the 2021 income tax returns and the final short-year 2022 income tax returns. If the Company’s accountants do not prepare these tax returns, they cannot provide the attestation for the financial statements.

Section 7.3 Cooperation; Procedures Relating to Tax Claims. Subject to the other provisions of this Section 7.3, Buyer and the Owners shall cooperate fully, as and to the extent reasonably requested by the other, in connection with (i) the filing of Tax Returns, (ii) any Action with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket fees and expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.

Section 7.4 Tax Contests.

(a) Buyer shall deliver a notice to the Owner Representative in writing promptly following any Action with respect to any Tax or Tax Return of any member of the Company Group related to any Pre-Closing Tax Period or Straddle Period or Taxes of any member of the Company Group related to any Pre-Closing Tax Period and Straddle Period for which the Owners may reasonably expect to be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest and the nature of the relief sought, if any (the “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Owner Representative shall not relieve the Owners of any obligation or liability that the Owners may have to Buyer, except to the extent that the Owner Representative demonstrates that the Owners are materially and adversely prejudiced thereby.

(b) Owners shall control any Tax Contest solely related to a Pre-Closing Income Tax Return (“Owners Tax Contest”); provided, however, that (A) Buyer, at Buyer’s sole cost and expense, shall have the right to participate in any such Owners Tax Contest and (B) Owners and Owners’ Representative shall not allow the Company Group to settle or otherwise resolve any Owners Tax Contest without the consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned).

(c) Buyer shall control any Tax Contest other than an Owners Tax Contest; provided, however, that (A) the Owner Representative, at the Owners’ sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period or Straddle Period; and (B) Buyer shall not allow the Company Group to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates solely to Taxes for a Pre-Closing Tax Period without the consent of the Owner Representative (which shall not be unreasonably withheld, delayed or conditioned).

Section 7.5 Transfer Taxes. All transfer, documentary, sales, use, gains, stamp, registration, value added and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties, interest and additions to Tax) incurred in connection with or as a result of the transactions contemplated by this Agreement (including the purchase and sale of the Company and any deemed transfers of the members of the Company Group or the assets of any member of the Company Group) (“Transfer Taxes”) shall be borne by the Owners. Buyer shall, and the Owners shall cooperate with Buyer to, timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes required by applicable Law.

Section 7.6 Certain Actions. Except as otherwise provided in this Article VII, without the prior written consent of the Owner Representative (with such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any Person to, (i) amend any Tax Return of any member of the Company Group for any Pre-Closing Tax Period, (ii) voluntarily approach any Governmental Authority regarding any Tax Return of any member of the Company Group for any Pre-Closing Tax Period, or (iii) make any Tax election for any member of the Company Group with an effect to any Pre-Closing Tax Period, in each case, to the extent such action would result in the imposition of additional Taxes on the Owners or result in any indemnification obligations of the Owners hereunder.

Section 7.7 Refunds. To the extent not specifically taken into account in the calculation of Actual Working Capital, Buyer shall pay or cause to be paid to the Owner Representative the amount of any Tax refunds or credits in-lieu thereof attributable to a Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period ending on and including the Closing Date) as finally determined and actually received or applied against current or future Tax obligations by Buyer net of all expenses (including Taxes) incurred by Buyer or any of its subsidiaries or Affiliates in securing such refund. Any amounts due and owing to the Owners pursuant to this Section 7.7 shall be promptly paid by wire transfer of immediately available funds. Solely upon the request of the Owner Representative, and only to the extent the Owner Representative can substantiate that the Tax Refund or credit in lieu thereof is more likely than not to be greater than $50,000, Buyer will cause the relevant Company Group member to file for and obtain any such Tax Refunds to which the Owners are entitled hereunder and will reasonably cooperate in the preparation and filing of any Tax Returns contemplated by this Section 7.7. Any payments made pursuant to this Section 7.7 will constitute an adjustment to the Purchase Price for Tax purposes.

Article VIII

INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, indemnification claims for breaches of the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that indemnification claims for breaches of the Fundamental Representations shall survive the Closing and shall remain in full force and effect for the duration of any applicable statute of limitations plus sixty (60) days. The covenants and obligations of the Parties shall survive the Closing in accordance with their terms and, if no term is specified herein, shall survive indefinitely. Notwithstanding the foregoing, if an Indemnified Party delivers written notice to an Indemnifying Party of a bona fide indemnification claim on or before the expiration date of the applicable survival period, any such claim, and the representations and warranties, or covenants or obligations, as applicable, on which such claim is based, shall survive (solely for purposes of such claim) until such claim is finally resolved or judicially determined in accordance with the terms hereof. Notwithstanding any other provision of this Agreement, it is the intention of the Parties that the foregoing survival periods and termination dates supersede any statute of limitations applicable to such matter.

Section 8.2 Indemnification.

(a) Subject to the terms and conditions of this Section 8.2, the Key Owners shall, on a joint and several basis, and the Owners other than the Key Owners shall, on a several but not joint basis in accordance with their respective Pro Rata Portions, indemnify and hold harmless Buyer and each of its Affiliates (including, following the Closing, each member of the Company Group) and their respective directors, officers, employees, owners, equity holders, representatives, employees, managers and agents and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) against and will pay, compensate or reimburse the Buyer Indemnified Parties for (regardless of whether or not relating to a third party claim), any and all Losses any of the Buyer Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of: (i) any breach or misrepresentation of any representation or warranty of the Company or the Owners contained in this Agreement or in any certificate delivered in connection herewith; (ii) any breach of any covenant, agreement, or obligation of any Owner or, to the extent required to be performed at or prior to the Closing, the Company, in each case in this Agreement; (iii) any Transaction Expenses or Indebtedness of the Company Group outstanding as of the Closing to the extent not deducted from the Closing Cash Payment pursuant to Section 2.4(a); (iv) any and all Pre-Closing Taxes; and (v) any of the matters identified on Section 8.2(a)(v) of the Disclosure Schedule.

(b) Subject to the terms and conditions of this Section 8.2, Buyer shall indemnify and hold harmless the Owners and their Affiliates and their respective directors, managers, officers, employees, owners, partners, and representatives (the “Owner Indemnified Parties”) against all Losses any of such Owner Indemnified Parties may suffer, sustain or become subject to as a result of or arising out of: (i) any breach or misrepresentation of any representation or warranty of Buyer contained in this Agreement: or (ii) any breach of any covenant, agreement, or obligation of Buyer contained in this Agreement.

(c) Except as otherwise expressly provided in this Agreement, the Liability of the Parties under this Article VIII shall be limited as follows:

(i) The Owners shall have no liability with respect to claims under Section 8.2(a)(i) until the aggregate of all Losses suffered by the Buyer Indemnified Parties with respect to such claims exceed $80,000.00 (the “Basket”) at which point the Owners will be obligated to indemnify the Buyer Indemnified Parties from the first dollar; provided, however, that the Basket shall not apply to (x) any breach or inaccuracy of any Fundamental Representations, or (y) in the event of Fraud of a specific Owner or Fraud committed by any member of the Company Group where such Owner was acting on behalf of such member of the Company Group in the commission of such Fraud (the “Fraud Carveout”).

(ii) The aggregate amount of Losses for which the Owners shall be required to indemnify and hold harmless the Buyer Indemnified Parties arising solely under Section 8.2(a)(i) shall not exceed $1,200,000.00 (the “Cap”); provided, however, that the Cap shall not apply to (x) any breach or inaccuracy of any of the Fundamental Representations, or (y) the Fraud Carveout.

(iii)   Buyer shall have no liability with respect to claims under Section 8.2(b)(i) until the aggregate of all Losses suffered by the Owner Indemnified Parties with respect to such claims exceed the Basket, at which point Buyer will be obligated to indemnify the Owner Indemnified Parties from the first dollar; provided, however, that the Basket shall not apply to (x) any breach or inaccuracy of any Fundamental Representations, or (y) in the event of Fraud of the Buyer.

(iv) The aggregate amount of Losses for which Buyer shall be required to indemnify and hold harmless the Owner Indemnified Parties arising solely under Section 8.2(b)(i) shall not exceed the Cap; provided, however, that the Cap shall not apply to (x) any breach or inaccuracy of any of the Fundamental Representations, or (y) in the event of Fraud of the Buyer.

(v) Notwithstanding anything to the contrary set forth in this Agreement, Losses shall be calculated net of actual recoveries received by or on behalf of a Buyer Indemnified Party under insurance policies, indemnification payments and other third-party recoveries to which a Buyer Indemnified Party is entitled (net of any actual costs of recovery or collection, deductibles, retroactive premium adjustments, reimbursement obligations or other costs directly related thereto), and the Buyer Indemnified Parties shall promptly refund any amount they actually receive (net of costs and expenses incurred in connection with the collection of such amount) pursuant to this clause and from insurance, indemnification payments or other third-party recoveries to the extent that they actually receive such amount after recovery hereunder. Notwithstanding the foregoing, no Buyer Indemnified Party shall have any obligation to obtain coverage by, or seek recovery under, any such insurance policy or indemnification, contribution or similar provision.

(vi) Each Buyer Indemnified Party shall use their respective commercially reasonable efforts to mitigate all Losses in respect of which such Persons may be entitled to indemnification pursuant to this Article VIII; provided, however, that notwithstanding anything herein to the contrary, and except to the extent required by applicable Law, (i) such efforts shall not require such Buyer Indemnified Party to (A) incur any out-of-pocket fees or expenses or (B) commence or initiate any Actions, in each case, against any customer, supplier, insurer, or other material business relationship, and (ii) failure to take such commercially reasonable steps shall not preclude a claim or recovery hereunder or affect the amount of Losses a Buyer Indemnified Party is entitled to.

(vii) Notwithstanding anything to the contrary set forth in this Agreement and subject to the other limitations set forth in this Section 8.2: (A) with respect to the representations and warranties in Article IV, each Owner shall only be obligated to indemnify and hold harmless the Buyer Indemnified Parties with respect to breaches of representations and warranties made specifically by such Owner in Article IV, and shall not have any obligation to indemnify or hold harmless any Buyer Indemnified Party with respect to representations or warranties made by other Owners in Article IV; (B) each Owner shall only be liable for such Owner’s breaches of its obligations under Section 6.3 and not for any breach of Section 6.3 by any other Owner; (C) in no event shall indemnification obligations of any Owner that is not a Key Owner pursuant to Section 8.2(a)(i) (including Losses arising from breaches of Fundamental Representations) exceed the aggregate Purchase Price actually received by such Owner; and (D) the aggregate amount of Losses for which the Owners shall collectively be required to indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 8.2(a)(i) (including Losses arising from breaches of Fundamental Representations) shall not exceed the aggregate Purchase Price actually received by the Owners; provided, however, that the limitation set forth in clauses (C) and (D) shall not, with respect to any specific Owner, apply in the event of the Fraud of such Owner.

Section 8.3 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall reasonably cooperate in good faith in such defense, so long as, if the Indemnifying Party is a Owner: (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim (including any increased losses caused by such defense); (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and at its own costs and expense; and (iii) the Third Party Claim (A) does not involve injunctive relief, specific performance or other similar equitable relief, any claim in respect of Taxes, any product recall or similar action, or any criminal allegations, any Governmental Authority, any criminal allegations, or any potential material damage to the goodwill, reputation or overriding commercial interests of Buyer, the Company Group or the Business (including customer and supplier relations), (B) is not one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, (C) does not involve a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, (D) is not asserted directly by or on behalf of a Person that is a Material Supplier or Material Customer, (E) would not reasonably be expected to result in Losses to the Indemnified Party in excess of the amounts for which it would be entitled to indemnification hereunder, (F) would not otherwise materially and adversely affect the Business or (G) and the defense thereof has been assumed by the Indemnified Party’s insurance carriers pursuant to any applicable insurance policy. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.3(b) it shall have the right to take such action as reasonably necessary to avoid, dispute, defend or appeal any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.3(b), assume the defense of such Third Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Owner Representative, the Company Group and Buyer shall reasonably cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim at reasonable times and in a manner that does not unreasonably interfere with the business of the non-defending Party.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as provided in this Section 8.3(b). If an offer is made to settle a Third Party Claim without leading to Liability, any finding or admission of any violation of Law or any wrongdoing or the creation of a financial or other obligation on the part of the Indemnified Parties and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. Notwithstanding any other provision of this Agreement, the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party, unless such settlement does not result in Liability of, or any finding or admission of any violation of Law or any wrongdoing by, the Indemnifying Party.

(c) Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, including a reasonable description of the Direct Claim and the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and management personnel and the right to examine and copy any accounts, documents or records in each case, at reasonable times and in a manner that does not unreasonably interfere with the business of the Indemnified Parties) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to obtain such remedies as may be available to the Indemnified Party on the terms of and subject to the provisions of this Agreement.

Section 8.4 Tax Treatment of Indemnification Payments. Buyer and the Owners agree to treat any amounts payable after the Closing by the Owners to Buyer (or by Buyer to the Owners) pursuant to this Article VIII as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.5 Certain Determinations. For the avoidance of doubt, any and all disputes with regard to the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses shall first be determined in accordance with the provisions set forth in Section 2.7 prior to consideration of the terms of this Article VIII even if such disputes may also relate to or could be considered to be a claim for indemnification under this Article VIII. Further, the calculation of any Losses subject to indemnification shall be calculated net of any amounts expressly included in the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses so as to avoid double-counting.

Section 8.6 Exclusive Remedy. Except as provided in the next sentence, the Parties agree that, from and after the Closing, the sole and exclusive monetary remedies of Buyer and the Owners for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement, or any of the transactions contemplated hereby, are the indemnification and reimbursement obligations of the parties set forth in Section 2.7, Article VII and Article VIII. Notwithstanding anything herein to the contrary, the provisions of this Section 8.6 shall not, however, prevent or limit a cause of action or recovery hereunder (a) with respect to the Fraud Carveout, (b) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto, or (c) with respect to the accounting reconciliation and dispute resolution procedures set forth in Section 2.5 and Section 2.7.

Section 8.7 No Contribution or Circular Recovery. The Owners shall not have any right of contribution against Buyer, the Company Group or any other Buyer Indemnified Party with respect to any Losses of the Buyer Indemnified Parties. The Owners hereby agree that they shall not make any claim for indemnification against Buyer or any other Buyer Indemnified Party by reason of the fact that the Owners or any of their agents or other representatives was a controlling person, shareholder, director, officer, manager, employee, agent or other representative of any member of the Company Group or was serving as such for another Person at the request of any member of the Company Group (whether such claim is for Losses or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any claim brought by Buyer against such Person pursuant to this Article VIII.

Section 8.8 Order and Manner of Payment. The Parties hereto acknowledge and agree that, from and after the Closing and subject to the applicable limitations set forth in this Article VIII, indemnification payments with respect to Section 8.2(a) shall be made (a) first, by deducting a number of Holdback Buyer Shares equal to the Loss pursuant to Section 2.8, (b) second, after all of the Holdback Buyer Shares have been deducted, by offsetting against any Earn-Out Consideration that is then due to the Owners pursuant to Section 2.5(j); and (c) third, after all Holdback Buyer Shares have been deducted and any Earn-Out Consideration then due to the Owners has been offset against, directly from the Owners.

Section 8.9 Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining the amount of Losses arising from the breach of any representation or warranty, but not for purposes of determining whether such breach or inaccuracy has occurred, each representation and warranty in this Agreement (and Schedules and Exhibits hereto) shall be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “Material Adverse Effect,” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

Section 8.10 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Article IX

Miscellaneous

Section 9.1 Expenses. Except as otherwise explicitly provided in this Agreement, each of the Parties will bear such Party’s own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 9.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by electronic mail of a PDF document (with confirmation of transmission) to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to any Owner or the Owner Representative:

Michael S. Maibach Jr.

Email:

with a copy to (which shall not constitute notice):

Clark Hill

500 Woodward Avenue, Suite 3500

Detroit, MI 48226

Attn: Kevin Washburn, Esq.

Email: kwashburn@clarkhill.com

If to Buyer:

Agrify Corporation

76 Treble Cove Road, Building 3

Billerica, MA 01863

Attn: Joshua Savitz, Esq., Associate General Counsel

Email: josh.savitz@agrify.com

with a copy to (which shall not constitute notice):

Burns & Levinson LLP

125 High Street

Boston, MA 02110

Attn: Frank A. Segall, Esq.

Email: fsegall@burnslev.com

Section 9.3 Interpretation. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. The recitals stated at the beginning of this Agreement are true and correct and are incorporated by reference into the body of this Agreement. As used in this Agreement, the word “including” or any variation thereof shall be deemed to be followed by “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Any accounting term used but not specifically defined herein shall have the meaning assigned to such term in accordance with GAAP. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a Law means such Law as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, or in any Schedule or Exhibit hereto are for convenience of reference only and do not constitute a party of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All amounts payable hereunder or otherwise set forth in this Agreement are expressed in Dollars, and all references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day. As used in this Agreement, references to documents or other materials “provided”, “furnished” or “made available” to Buyer or similar phrases shall mean that such documents or other materials were present (and available for viewing by Buyer and its representatives) in the online data room for purposes of the transactions contemplated hereby at least one (1) Business Days prior to the date hereof. Where any provision in this Agreement refers to action any Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly by such Person or indirectly on such Person’s behalf. The Parties agree that the original of this Agreement will be written in the English language, and each Party waives any rights it may have under the laws of its country of residence to have such Agreement written in its local language. If a local language version is provided, it is for convenience only and the English language version shall be the binding document.

Section 9.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.5 Public Announcements. The Company Group and the Owners (or any of them) shall not, nor shall they permit any of their respective Affiliates, agents or representatives to, issue any press release, public announcement or to otherwise disclose any information (including via any social media companies such as Twitter, Facebook or LinkedIn) relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that both prior to and following Closing, any Party may make any public disclosure is required by any applicable Law, in which case the disclosing Party will advise the other Parties prior to making the disclosure and shall insofar as may be practicable reflect on such disclosure substantially all reasonable comments of the other Parties.

Section 9.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.7 Entire Agreement. This Agreement, the Transaction Documents (including the Exhibits and Disclosure Schedule) and the other certificates and agreements delivered in connection herewith and therewith constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.8 Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Owner Representative. Buyer, on the one hand, and the Owner Representative on the other hand, may waive compliance by the other Party with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and must be signed by the Party waiving the provision.

Section 9.9 Specific Performance. The Parties agree and acknowledge that the Buyer and the Company Group are each unique and the Parties recognize and affirm that in the event of a breach of this Agreement or any Transaction Document by any Party, monetary damages may be inadequate, and the Parties may have no adequate remedy at law. Accordingly, the Parties agree that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages. If any such action is brought by a Party to enforce this Agreement, the applicable Parties hereby waive the defense that there is an adequate remedy at law.

Section 9.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided that Buyer may assign any or all of its rights and obligations under this Agreement without the prior written consent of any other Party (a) to any Affiliate of Buyer, (b) to any acquirer of all or a majority of the equity or assets of Buyer or any of its Affiliates or (c) to lenders of Buyer or any of its Affiliates as collateral security; provided further that in any such case, Buyer shall remain fully responsible for all of its obligations, responsibilities and covenants under this Agreement, and (y) no such assignment shall expand the obligations, responsibilities or covenants of the Owners or the Company under this Agreement or any other Transaction Document or the rights or benefits of Buyer (or its assignee) hereunder or thereunder. No assignment shall relieve the assigning Party of any of its obligations hereunder if such assignee does not perform such obligations.

Section 9.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Article VIII, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.12 Governing Law; JURY TRIAL WAIVER.

(a) Massachusetts law (without regard to any jurisdiction’s conflict-of-laws principles) exclusively governs all matters based upon, arising out of or relating in any way to this Agreement, including all disputes, claims or causes of action arising out of or relating to this Agreement, as well as the interpretation, construction, performance and enforcement of this Agreement. With respect to any and all claims, controversies, disputes or conflicts of any type and of any manner among the parties regarding or relating to this Agreement, the Parties agree that they may not bring suit in any jurisdiction other than applicable federal and state courts located in Boston, Massachusetts, and each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any such court in any such action or proceeding. Each Party irrevocably and unconditionally waives any objection or defense that it may have now or hereafter to the laying of venue of any such action or proceeding in such court.

(b) TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.13 Counterparts. This Agreement may be executed electronically and in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement executed electronically or delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.14 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. The Exhibits, Schedules and Disclosure Schedule do not modify the Agreement except to the extent specifically provided in the Agreement. The Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. The disclosure of any item in any section or subsection of Disclosure Schedule will be deemed disclosed with respect to each other section and subsection of the Disclosure Schedule to the extent the applicability of such disclosure is reasonably apparent on its face. Certain information set forth in the Disclosure Schedule is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information or that such information is required by the terms hereof to be disclosed, and may not be required to be disclosed pursuant to this Agreement. The inclusion of any information of the Disclosure Schedule (including the specification of any dollar amount in the representations and warranties contained in this Agreement or the Disclosure Schedule) is not intended to imply that such disclosures (a) are or are not material to the business, assets, liabilities, financial condition, results of operation or prospects of the Company Group, (b) amount to a Material Adverse Effect or (c) occurred outside of the Ordinary Course of Business of the Company Group.

Section 9.15 Owner Representative

(a) Appointment and Powers. Each Owner irrevocably appoints Michael S. Maibach Jr. as the agent, proxy and attorney-in-fact for such Owner for all purposes under this Agreement (including full power and authority to act on the Owners’ collective behalf) to do and perform every act and thing reasonably necessary or desirable to be done in connection with the transactions contemplated by this Agreement. Without limitation of the foregoing, each Owner hereby grants unto the Owner Representative full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, for the purposes of: (i) making or receiving and disbursing payments; (ii) making decisions with respect to the determination of the Purchase Price and Earn-Out Consideration calculations; (iii) entering into any settlement or submitting any dispute relating to the Purchase Price and Earn-Out Consideration calculations; (iv) taking any and all actions that may be necessary or desirable, as determined by the Owner Representative, in its sole discretion, in connection with the approval of or any amendment to or waiver under this Agreement or the Transaction Documents in accordance with the terms thereof; (v) accepting notices on behalf of Owners in accordance with the terms of this Agreement and the Transaction Documents; (vi) executing and delivering, on behalf of Owners, any and all notices, documents or certificates to be executed by the Owners in connection with this Agreement or the Transaction Documents and the transactions contemplated hereby and thereby; (vii) making any payments or paying any expenses under or in connection with this Agreement and the Transaction Documents on behalf of Owners; (viii) granting any consent or approval on behalf of Owners under this Agreement or the Transaction Documents; (ix) entering into any settlement or instituting or defending any Action relating to any claim for Losses or other damages against Owners; and (x) taking any and all actions and doing any and all other things provided in, contemplated by or related to this Agreement or the Transaction Documents or the actions contemplated by or related to this Agreement or the Transaction Documents to be performed on behalf of Owners. As the representative of Owners, the Owner Representative shall act as the agent for all Owners and shall have authority to bind each such Person in accordance with this Agreement or the Transaction Documents.

(b) Limitation of Liability. The Owner Representative will not be liable to any Owner for any action taken by him in good faith pursuant to this Agreement, and the Owners will indemnify the Owner Representative from any Losses arising out of his service as the Owner Representative hereunder. The Owner Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Owners hereunder, and Buyer agrees on behalf of itself, its Affiliates, and any Buyer Indemnified Party, that it will not look (nor shall any of its Affiliates or any Buyer Indemnified Party be entitled to look) to the personal assets of the Owner Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Owners hereunder.

(c) Reliance. Each Owner agrees that Buyer will be entitled to rely on any decision, act, consent, instruction or other action taken by the Owner Representative, on behalf of the Owners, pursuant to Section 9.15(a) above (each, an “Authorized Action”), and that each Authorized Action will be final, binding and conclusive on each Owner as fully as if such Owner had taken such Authorized Action. Buyer is hereby relieved from any liability to any Person for any acts done or omissions by Buyer in accordance with such Authorized Action. Without limiting the generality of the foregoing, Buyer is entitled to rely, without inquiry, upon any document delivered by the Owner Representative as being genuine and correct and having been duly signed or sent by the Owner Representative.

(d) Replacement Owner Representative. Upon the resignation, death, disability or incapacity of the initial Owner Representative appointed pursuant to Section 9.15(a) above, the Owners will be permitted to appoint a replacement reasonably believed to be capable of carrying out the duties and performing the obligations of the Owner Representative hereunder (which will be subject to the approval of Buyer, such approval not to be unreasonably conditioned, withheld or delayed). This appointment and grant of power and authority by the Owners to the Owner Representative are coupled with an interest, are in consideration of the mutual covenants made in this Agreement, are irrevocable and may not be terminated by the act of any Owner or by operation of Law, whether upon the death or incapacity of any Owner, or by the occurrence of any other event.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

AGRIFY CORPORATION

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	CEO

MERGER SUB:

LAB SOCIETY NEWCO, LLC

By:	Agrify Corporation, its sole Member

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	CEO

COMPANY:

LS HOLDINGS CORP.

By:	/s/ Michael S. Maibach Jr.
Name:	Michael S. Maibach Jr.
Title:	CEO

MEMBER REPRESENTATIVE:

/s/ Michael S. Maibach Jr.
Name:	Michael S. Maibach Jr.

Signatures continue on following page

Signature Page to Agreement and Plan of Merger

MEMBERS:

/s/ Michael S. Maibach Jr.
Name:	Michael S. Maibach Jr.

/s/ Randy S. Tomlinson
Name:	Randy S. Tomlinson

/s/ Patrick King
Name:	Patrick King

/s/ George B. Calandriello, III
Name:	George B. Calandriello, III

/s/ Michael S. Maibach Sr.
Name:	Michael S. Maibach Sr.

/s/ Richard G. Maibach Jr.
Name:	Richard G. Maibach Jr.

HUTCHISON CREATIVE CAPITAL, LLC

By:	/s/ Don Hutchinson
Name:	Don Hutchison
Title:	Sole Member

/s/ Caleb Kane
Name:	Caleb Kane

/s/ Taylor Martucci
Name:	Taylor Martucci

GANG RELATED, LLC

By:	/s/ Eric Gang
Name:	Eric Gang
Title:	Sole Member

Signature Page to Agreement and Plan of Merger